Exhibit 10.1

OFFICE LEASE

BY AND BETWEEN

WCP BORDEAUX CENTRE LLC,

a Delaware limited liability company

as Landlord

and

CORTINA SYSTEMS, INC.,

a Delaware corporation

as Tenant

December 21, 2009

i.

TABLE OF CONTENTS

(CONTINUED)

ii.

TABLE OF CONTENTS

(CONTINUED)

iii.

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”), dated December 21, 2009 for reference purposes only, is made by and between WCP BORDEAUX CENTRE LLC, a Delaware limited liability company (“Landlord”) and CORTINA SYSTEMS, INC., a Delaware corporation (“Tenant”), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the “Effective Date of this Lease”).

ARTICLE 1

REFERENCE PROVISIONS

1.1 References. All references in this Lease to the following terms shall have the following meaning or refer to the respective information as below set forth:

Tenant’s Address for Notice
Prior to Commencement Date:	Cortina Systems, Inc.
840 W. California Ave., Suite 100
Sunnyvale, California 94086
Attn: Director of Legal Affairs

Tenant’s Address for Notice
After Commencement Date:	Cortina Systems, Inc,
1376 Bordeaux Drive
Sunnyvale, California 94089
Attn: Director of Legal Affairs

Landlord’s Address for Notices:	WCP Bordeaux Centre LLC
c/o Wrightwood Capital
2 North LaSalle Street, 9th Floor
Chicago, Illinois 60602
Attn: General Counsel

With a copy to:

WCP Bordeaux Centre LLC
c/o Wrightwood Capital
2 North LaSalle Street, 9th Floor
Chicago, Illinois 60602
Attn: Director of Portfolio Management

Commencement Date:	The later of (a) the date Landlord tenders possession of the Leased Premises in the condition required under this Lease or (b) December 1, 2009.

Term of the Lease:	Approximately eighty-four (84) months

Expiration Date:

The last day of the calendar month that is eighty-four (84) full calendar months after the Commencement Date (including any partial month in the event the Commencement Date occurs on a day other than the first day of a calendar month), unless earlier terminated or extended in accordance with the terms of this Lease.

Options to Renew:	Two (2) options to renew, each for a term of thirty-six (36) months.

Prepaid Rent:	$61,921.00, to be applied to the payment of Base Monthly Rent as set forth in Paragraph 3.6 of this Lease.

Letter of Credit:	$266,260.00

Tenant’s Broker:	CB Richard Ellis

Property:

That certain real property situated in the City of Sunnyvale, County of Santa Clara, State of California, as presently improved with two (2) buildings, which real property is legally described on Exhibit “A” and is commonly known as Bordeaux Centre, including the Building and that certain other building commonly known as 1380 Bordeaux Drive, Sunnyvale, California (the “Adjacent Building”).

Building:	That certain building on the Property in which the Leased Premises are located commonly known as 1376 Bordeaux Drive, Sunnyvale,

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.	California (the “Building”), which Building is shown outlined on Exhibit “A” hereto.

Outside Areas:

The “Outside Areas” shall mean all areas of the Property which are located outside the Building and the Adjacent Building, such as pedestrian walkways, parking areas, landscaped area, open areas and enclosed trash disposal areas, but excluding the roof areas of the Building and the Adjacent Building.

Leased Premises:

All the interior space within the Building, including stairwells, connecting walkways, and atriums, consisting of approximately 61,921 rentable square feet and, for purposes of this Lease, agreed to contain said number of rentable square feet.

Tenant’s Expense Share:

The term “Tenant’s Expense Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of all buildings located on the Property at the time of calculation. Such percentage is currently 50%. In the event that any portion of the Property is sold by Landlord, or the rentable square footage of the Leased Premises or the Property is otherwise changed, Tenant’s Expense Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate Tenant’s Expense Share of all tenants of the Property shall equal 100%.

Base Monthly Rent:	The term “Base Monthly Rent” shall mean the following:

Period	Base Rent Per Month
First Partial Month, if any	$61,921.00	*
Commencement Date - 11th Full Calendar Month	$0
12th Full Calendar Month - 15th Full Calendar Month	$61,921.00
16th Full Calendar Month - 27th Full Calendar Month	$86,689.40
28th Full Calendar Month - 39th Full Calendar Month	$99,073.60
40th Full Calendar Month - 51st Full Calendar Month	$108,361.76
52nd Full Calendar Month - 63rd Full Calendar Month	$117,649.90
64th Full Calendar Month - 75th Full Calendar Month	$123,842.00
76th Full Calendar Month - Expiration Date	$133,130.15

* In the event the Commencement Date is not the first day of the month, Base Monthly Rent shall be pro rated on a per diem basis and payable in accordance with Paragraph 3.6 of this Lease.

Permitted Use:	Executive and general office use and research and testing of computer software and hardware only.

Exhibits:	The term “Exhibits” shall mean the Exhibits of this Lease which are described as follows:

Exhibit “A” – Legal Description of the Property and site plan delineating the Building in which the Leased Premises are located.

Exhibit “B” – Work Letter

Exhibit “C” – Form of Commencement Certificate

Exhibit “D” – Form of Letter of Credit

Exhibit “E” – Trade Fixtures

ARTICLE 2

LEASED PREMISES, TERM AND POSSESSION

2.1 Demise Of Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for Tenant’s own use in the conduct of Tenant’s business and not for purposes of speculating in real estate, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises. Tenant’s lease of the Leased Premises, together with the appurtenant right to use the Outside Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Laws governing the use of the Leased Premises and the Property, (iii) all Private Restrictions, easements and other matters of public record respecting the use of the Leased Premises and the Property, and (iv) all reasonable rules and regulations from time to time established by Landlord.

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2.2 Right To Use Outside Areas. As an appurtenant right to Tenant’s right to the use and occupancy of the Leased Premises, Tenant shall have the right to use the Outside Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designated and intended and for no other purposes whatsoever, conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Laws governing the use of the Outside Areas and the Property, (iii) all Private Restrictions, easements and other matters of public record respecting the use of the Outside Areas and Property, and (iv) all reasonable rules and regulations from time to time established by Landlord. Tenant’s right to so use the Outside Areas shall terminate concurrently with any termination of this Lease. Landlord reserves the right to install, use, maintain, repair, alter or relocate, expand and replace any of the Outside Areas and, subject to the requirements of Paragraph 4.5 (“Parking”), to designate from time to time certain portions of the Outside Areas as exclusively for the benefit of other tenants of the Property.

2.3 Commencement Date And Lease Term. Subject to Paragraph 2.4 below, the term of this Lease shall begin on the Commencement Date and end on the Expiration Date (as set forth in Article 1). The Lease Term shall be that period of time commencing on the Commencement Date and ending on the Expiration Date (the “Lease Term”). Once the Commencement Date is determined, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within twenty (20) business days of receipt thereof; provided, however, Tenant’s failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein.

2.4 Delivery Of Possession.

(a) Landlord shall deliver to Tenant possession of the Leased Premises at such time as the Improvement Work (as defined in Paragraph 2.5 below) is substantially completed pursuant to the Work Letter. If Landlord is unable to so deliver possession of the Leased Premises to Tenant in the agreed condition on or before any particular date, Landlord shall not be in default under this Lease, nor shall this Lease be void, voidable or cancelable by Tenant until the lapse of two hundred eighty five (285) days from the date of this Lease (the “Delivery Grace Period”); provided, that, the Delivery Grace Period shall be extended for such number of days as Landlord may be delayed in delivering possession of the Leased Premises to Tenant by reason of Force Majeure (not to exceed ninety (90) days) or the action or inaction of Tenant, including any Tenant Delay as defined the Work Letter. If Landlord is unable to deliver possession of the Leased Premises in the agreed condition to Tenant within the described delivery grace period (including any extension thereof by reason of Force Majeure or the actions or inactions of Tenant), then Tenant’s sole remedy shall be to terminate this Lease, and in no event shall Landlord be liable in damages to Tenant for such delay. Tenant may not terminate this Lease at any time after Substantial Completion (as defined in the attached Work Letter) of the Improvement Work.

(b) Tenant shall have the right, for a period not to exceed sixty (60) days prior to the Commencement Date (the “Early Entry Period”), to enter the Leased Premises for purposes of planning, constructing and installing Tenant’s furnishings and equipment in the Leased Premises, provided that in connection with any such early entry (a) such early entry is in compliance with all construction contracts in effect with respect to the Improvement Work, (b) Landlord reasonably determines that such entry would not impede or interfere with Landlord’s construction of the Improvement Work or the schedule therefore, nor impede Landlord’s contractor’s use of elevators, loading docks or other areas necessary for the conduct of the Improvement Work, (c) Tenant delivers written evidence to Landlord that all insurance required to be carried by Tenant pursuant to the terms of this Lease is then in effect, and (d) Tenant’s entry shall be subject to such safety procedures and restrictions as Landlord’s contractor may reasonably impose.

2.5 Performance Of Improvement Work; Acceptance Of Possession. Landlord shall, pursuant to the work letter attached hereto as Exhibit B (the “Work Letter”), perform the work and make the installations in the Leased Premises substantially as set forth in the Work Letter (such work and installations hereinafter referred to as the “Improvement Work”). Without limiting the foregoing, Landlord agrees to deliver in good working order and in compliance with all Laws the roof surface and roof structure of the Building and the Leased Premises, including all existing plumbing, lighting, heating, ventilating and air conditioning systems within the Leased Premises and shall warrant such good working order for a period of one year from the date of Substantial Completion of the Improvement Work. If any dispute arises as to whether the Leased Premises are substantially completed and ready for Tenant’s occupancy, a certificate furnished by the Construction Manager (as defined in the Work Letter) certifying the date of substantial completion shall be conclusive of that fact and date and binding upon Landlord and Tenant. It is agreed that by occupying, except during any Early Entry Period, the Leased Premises for beneficial use, Tenant formally accepts same and acknowledges that the Leased Premises are in the condition called for hereunder, subject to normal punchlist items specified by Tenant to Landlord in writing within thirty (30) days after Landlord notifies Tenant of substantial completion of the Improvement Work.

ARTICLE 3

RENT, LATE CHARGES AND SECURITY DEPOSITS

3.1 Base Monthly Rent. Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefor, in advance on the first day of each calendar month, the amount set forth as “Base Monthly Rent” in Article 1 (the “Base Monthly Rent”).

3.2 Additional Rent. Commencing on the Commencement Date and continuing throughout the Lease Term (and subject to final reconciliation after expiration or sooner termination of the Lease Term), in addition to the Base Monthly Rent, Tenant shall pay to Landlord as additional rent (the “Additional Rent”) the following amounts:

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(a) An amount equal to all Property Operating Expenses (as defined in Article 13). Payment shall be made by whichever of the following methods (or combination of methods) is (are) from time to time designated by Landlord:

(i) Landlord may forward invoices or bills for such expenses to Tenant, and provided Landlord delivers such invoices to Tenant at least 15 days prior to the due date, Tenant shall pay such invoices or bills no later than ten (10) days prior to the due date; if Landlord delivers such invoices less than 15 days prior to the due date, Tenant shall pay the same with 5 days after receipt and if each case, Tenant shall deliver satisfactory evidence of such payment to Landlord, and/or

(ii) Landlord may bill to Tenant, on a periodic basis not more frequently than monthly, the amount of such expenses (or group of expenses) as paid or incurred by Landlord, and Tenant shall pay to Landlord the amount of such expenses within ten days after receipt of a written bill therefor from Landlord, and/or

(iii) Landlord may deliver to Tenant Landlord’s reasonable estimate of any given expense (such as Landlord’s Insurance Costs or Real Property Taxes), or group of expenses, which it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Landlord may determine, and Tenant shall pay to Landlord an amount equal to the estimated amount of such expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent.

Landlord reserves the right to change from time to time the methods of billing Tenant for any given expense or group of expenses or the periodic basis on which such expenses are billed.

(b) Landlord’s share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7.

(c) Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and

(d) Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

Notwithstanding the foregoing, Landlord may elect by written notice to Tenant to have Tenant pay Real Property Taxes or any portion thereof directly to the applicable taxing authority, in which case Tenant shall make such payments and deliver satisfactory evidence of payment to Landlord no later than ten (10) days before such Real Property Taxes become delinquent.

3.3 Year-End Adjustments. If Landlord shall have elected to bill Tenant for the Property Operating Expenses (or any group of such expenses) on an estimated basis in accordance with the provisions of Paragraph 3.2(a)(iii) above, Landlord shall furnish to Tenant within four (4) months following the end of the applicable calendar or fiscal year, as the case may be, or as soon thereafter as is reasonably possible a statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year and Tenant’s Expense Share thereof, as appropriate, and (ii) the amount that Tenant has paid to Landlord for credit against such expenses for such period. Each statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such statement, without prejudice to Tenant’s right to dispute such statement, and (ii) within sixty (60) days after such statement is sent, sends a notice to Landlord objecting to such statement and specifying the reasons therefor. If the parties are unable to resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection, either party may refer the issues raised to one of the nationally recognized public accounting firms selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Property Operating Expenses by more than five percent (5)%, in which case Landlord shall pay such fees and expenses. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated, in whole or in part, on a contingency fee basis. Except as provided in this Paragraph 3.3, Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement. If Tenant shall have paid more than its obligation for such expenses for the stated period, Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Additional Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment. If such year-end statement shall show that Tenant did not pay its obligation for such expenses in full, then Tenant shall pay to Landlord the amount of such underpayment within twenty (20) days from Landlord’s billing of same to Tenant. Landlord shall make the final determination of Additional Rent for the calendar year in which this Lease terminates as soon as possible, but no later than 120 days, after the end of such calendar year. Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by the Tenant, and, Landlord shall return to Tenant any overpayment within twenty (20) days after calculation thereof. Failure of Landlord to submit statements as called for herein or delay in submission thereof shall not be deemed a waiver of Tenant’s obligation to pay Additional Rent as herein provided. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease. Notwithstanding anything in this Article 3 to the contrary, if Landlord receives a refund from any applicable taxing authority and the amount of such refund in respect of Real Property Taxes previously paid by Tenant to Landlord is equal to or greater than $100,000, Landlord shall deliver Tenant’s Expense Share of such refund to tenant within sixty (60) days after Landlord’s receipt of such refund.

3.4 Late Charge, And Interest On Rent In Default. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and

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expenses not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Landlord from Tenant within ten calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to 5% of the Delinquent Amount and if any Additional Rent is not received by Landlord within ten calendar days after same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to 5% of the Additional Rent not so paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of 10 calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said tenth day at the then maximum rate of interest not prohibited or made usurious by Law until paid. Notwithstanding the foregoing, before assessing a late charge or later interest the first time in calendar year, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge or interest if Tenant pays such delinquency within five (5) days thereafter.

Tenant’s Initials ___X JH_______________

3.5 Payment Of Rent. Except as specifically provided otherwise in this Lease, all rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have had Tenant failed to pay the Base Monthly Rent when due.

3.6 Prepaid Rent; First Partial Month. Tenant shall, upon execution of this Lease, pay to Landlord the amount set forth in Article 1 as “Prepaid Rent” as prepayment of rent for credit against the payment of Base Monthly Rent due hereunder as set forth in this Paragraph 3.6. If the Commencement Date occurs on a day other than the first day of the month, Base Monthly Rent for the calendar month in which the Commencement Date occurs shall be pro rated on a per diem basis, based on the number of days from and including the Commencement Date to and including the last day of the calendar month in which the Commencement Date occurs. The amount of the Prepaid Rent shall be first credited against Base Monthly Rent for such first partial month, if any and next to the Base Monthly Rent due hereunder for the 12th full calendar month of the Lease Term.

3.7 Letter of Credit.

(a) Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit D and containing the terms required herein, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of A or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount specified in Article 1 of this Lease (the “Letter of Credit Amount”). The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is one hundred twenty (120) days after the expiration of the Lease Term (as the same may be extended), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication #500. If Tenant exercises one or both of its options to extend the Term pursuant to Article 15 of this Lease then, not later than sixty (60) days prior to the commencement of the applicable extension period, Tenant shall deliver to Landlord a new Letter of Credit evidencing the LC Expiration Date as one hundred twenty (120) days after the expiration of the applicable extension period. Such new Letter of Credit shall be in an amount equal to the original Letter of Credit Amount. The form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s sole discretion. Landlord, or its managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) such amount is due to Landlord under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and the Letter of Credit is not replaced within sixty (60) days prior to the expiration of the Letter of Credit, or (5) the long term rating of the Bank has been downgraded to A or lower and Tenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher and otherwise meeting the requirements set forth in this paragraph 3.7 within thirty (30) days following notice from Landlord. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

(b) The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all

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liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(c) If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within fifteen (15) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Paragraph, and if Tenant fails to comply with the foregoing, the same shall constitute an immediate default under this Lease by Tenant without any opportunity for further notice or cure. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Paragraph, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Paragraph, and the proceeds of the Letter of Credit shall be held by Landlord and may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease and which breach or default is not cured within the applicable cure periods. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within sixty (60) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

(d) Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease and which breach or default is not cured by Tenant within the applicable cure periods. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, to the extent required to cure any such breach or default of Tenant and which breach or default is not cured by Tenant within the applicable cure periods, and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. The use, application or retention of the Letter of Credit or proceeds drawn therefrom, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and the use, application or retention of the Letter of Credit or proceeds drawn therefrom shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(e) Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

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ARTICLE 4

USE OF LEASED PREMISES AND OUTSIDE AREA

4.1 Permitted Use. Tenant shall be entitled to use the Leased Premises solely for the “Permitted Use” as set forth in Article 1 and for no other purpose whatsoever. Tenant shall continuously and without interruption use the Leased Premises for such purpose for the entire Lease Term. Any discontinuance of such use for a period of sixty consecutive calendar days shall be, at Landlord’s election, a default by Tenant under the terms of this Lease. Tenant shall have the right to use the Outside Areas in conjunction with its Permitted Use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever.

4.2 General Limitations On Use. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Outside Areas or the Property which does or could (i) jeopardize the structural integrity of the Building or the Building Systems (ii) cause damage to any part of the Leased Premises, the Building, the Outside Areas or the Property. Tenant shall not operate any equipment within the Leased Premises which does or could (i) injure, vibrate or shake the Leased Premises or the Building, or (ii) jeopardize the operating integrity of, or damage, overload or impair the efficient operation of any Building Systems or other electrical, plumbing, heating, ventilating or air conditioning systems servicing the Outside Areas or the Property. Except in compliance with Article 6, Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building and shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling, walls or roof of the Leased Premises. Tenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Leased Premises, the Building, the Outside Areas or the Property. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property. Tenant shall not use any of the Outside Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Building, the Outside Areas or the Property.

4.3 Noise And Emissions. All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not interfere with the businesses of or annoy the occupants and/or users of adjacent properties or the general public. All dust, fumes, odors and other emissions generated by Tenant’s use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practice and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy the occupants and/or users of adjacent properties or the general public, or cause any damage to the Leased Premises, the Building, the Outside Areas or the Property or any component part thereof or the property of adjacent property owners.

4.4 Trash Disposal. Tenant shall provide trash bins or other adequate garbage disposal facilities within the trash enclosure areas provided or permitted by Landlord outside the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. All such trash, garbage and waste temporarily stored in such areas shall be stored in such a manner so that it is not visible from outside of such areas, and Tenant shall cause such trash, garbage and waste to be regularly removed from the Property in a clean, safe and neat condition free and clear of all trash, garbage, waste and/or boxes, pallets and containers containing same at all times. In lieu of requiring Tenant to provide trash disposal facilities and trash removal pursuant to this Paragraph 4.4, Landlord shall be entitled to provide such disposal facilities and removal and the cost of the same shall be included in Property Operating Expenses.

4.5 Parking. Tenant shall have the right to use, on a non-exclusive basis, up to 3.45 parking spaces in the Project Parking Facilities for each one thousand (1,000) rentable square feet of the Leased Premises, including fifteen (15) reserved parking spaces to be designated by Landlord in a location near the main entrance to the Leased Premises. “Project Parking Facilities” shall mean and collectively refer to the surface parking lot located on the Property and any other parking facilities that may be constructed or installed at the Property. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the Project Parking Facilities by Tenant or its employees, officers, directors, agents, contractors or visitors. Tenant’s continued right to use the Project Parking Facilities is conditioned upon Tenant abiding by all rules and regulations which are reasonably prescribed from time to time for the orderly operation and use of the Project Parking Facilities, including any sticker or other identification system established by Landlord and Tenant’s cooperation in seeing that Tenant’s employees, officers, directors, agents, contractors and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project Parking Facilities at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project Parking Facilities for purposes of permitting or facilitating any such construction, alteration or improvements, provided, however, if 50% or more of the Project Parking Facilities is restricted, Landlord shall provide Tenant with alternative parking reasonably near the Property that satisfies the requirements under this Paragraph. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking privileges granted to Tenant pursuant to this Section are provided to Tenant solely for use by Tenant’s own personnel and Tenant’s visitors and invitees and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant. Tenant shall not use or suffer or permit the Project Parking Facilities to be used for any of the following purposes: automobile repairs, windshield replacements, car washing facilities, barbeques, parties, storage, or parking of recreational vehicles, trucks larger than standard passenger pickup trucks, trailers or inoperative vehicles.

4.6 Signs. (a) Subject to the provisions of subparagraph (b) below, (i) Tenant shall have the right to an identification panel on the monument sign for the Property, and (ii) Tenant shall have the right to two signs on the exterior of the Building (such signs are referred to herein collectively as the “Initial Signage”). The Initial Signage shall be subject to prior approval by Landlord, which shall not be unreasonably withheld, and the City of Sunnyvale, compliance with all applicable Laws and the provisions of this Lease. In addition, the size, design, color, materials, fabrication, installations and all other aspects of the Initial Signage shall comply with all applicable Laws and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld. The fabrication, installation and maintenance of the Initial Signage shall be Tenant’s expense. Tenant shall, at Tenant’s expense, maintain the Initial Signage in first-class condition; provided, however, Landlord may elect to maintain the Initial

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Signage at Tenant’s sole cost and expense. Landlord may remove the Initial Signage at Tenant’s sole cost and expense by the end of the Lease Term or, if earlier, at such time as Tenant no longer has the right to maintain the Initial Signage pursuant to subparagraph (b) below or applicable Law, and Landlord may in connection with such removal restore the monument sign and façade of the Building at the sign location to like new condition at Tenant’s expense.

(b) the signage rights set forth in subparagraph (a) are personal to Cortina Systems, Inc. (and not any assignee, sublessee or transferee of such entity), and such rights may be exercised and shall be maintained only provided and on condition that, and for so long as, Cortina Systems, Inc. has not assigned or sublet more than 33% of the Leased Premises:

(c) Except with respect to the Initial Signage, Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Outside Areas or the Property any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Leased Premises. Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Outside Areas or the Property any business identification sign which is visible from the exterior of the Leased Premises until Landlord shall have approved in writing and in its sole discretion the location, size, content, design, method of attachment and material to be used in the making of such sign. Any sign, once approved by Landlord, shall be fabricated, installed and maintained at Tenant’s sole cost and expense and only in strict compliance with Landlord’s approval, using a contractor approved by Landlord to install same. Tenant shall maintain all signs in first-class condition, or, upon Tenant’s request, Landlord will maintain any signs at Tenant’s sole cost and expense. Landlord may remove any signs, advertisements, banners, placards or pictures so placed by Tenant on or within the Leased Premises, the exterior of the Building, the Outside Areas or the Property, which have not been approved in writing by Landlord and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface (upon which such sign was so affixed) to its original condition. Tenant shall, at Tenant’s sole cost and expense, remove all of Tenant’s signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the termination of this Lease; provided, however, Landlord may elect to remove such signs and perform such repairs at Tenant’s sole cost and expense.

4.7 Compliance With Laws And Private Restrictions. Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Private Restrictions respecting the use and occupancy of the Leased Premises, the Building, the Outside Areas or the Property including, without limitation, all Laws governing the use and/or disposal of Hazardous Materials, and shall defend with counsel selected by Landlord, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to so abide, observe, or comply. Notwithstanding anything to the contrary in this Lease, Tenant’s obligations hereunder shall not apply to Laws, Private Restrictions or insurance requirements requiring the construction of alterations unless such compliance is due to Tenant’s alterations or particular use of the Leased Premises. Tenant’s obligations hereunder shall survive the expiration or sooner termination of this Lease.

4.8 Compliance With Insurance Requirements. With respect to any insurance policies carried by Landlord, Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Building, the Outside Areas or the Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord or Tenant pursuant to this Lease; provided, however, unless Tenant has actual knowledge that any act or omission of Tenant amounts to a violation of this Paragraph 4.8, Tenant shall not be deemed to have violated this Paragraph 4.8 until ten (10) business days after written notice of such violation, unless such violation poses imminent threat to health or safety.

4.9 Landlord’s Right To Enter. Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Tenant reasonable notice, but no less than 24 hours (except in the case of emergencies), for the purpose of (i) inspecting the same; (ii) showing the Leased Premises and the roof of the Building to prospective purchasers, mortgagees, tenants (during the last nine (9) months of the term of the Lease and during other months of the Lease Term with Tenant’s prior consent, which shall not be unreasonably withheld), or other licensees; (iii) making necessary alterations, additions or repairs; and (iv) performing any of Tenant’s obligations when Tenant has failed to do so. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that Landlord retains the exclusive right to use the roof of the Building and to enter into one or more leases, licenses or other agreements for use of the roof of the Building, provided any such lease, license or other use agreement shall be limited to use for the benefit of the Building or the Property, and in connection with the same, Landlord and any tenant, licensee or other user pursuant to any such agreement shall have the right to enter the Leased Premises for purposes of accessing the roof of the Building. Landlord shall have the right to enter the Leased premises during normal business hours (or as otherwise agreed), for purposes of supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall have the right to enter the Outside Areas for purposes of (i) inspecting the exterior of the Building and the Outside Areas; (ii) posting notices of nonresponsibility (and for such purposes Tenant shall provide Landlord at least ten (10) days’ prior written notice of any work to be performed on the Leased Premises); and (iii) supplying any services to be provided by Landlord. Any entry into the Leased Premises or the Outside Areas by Landlord or any other party in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive of Tenant from the Leased Premises or any portion thereof. Any entry by Landlord and Landlord’s agents or licensees shall not impair Tenant’s operations more than reasonably necessary, and shall comply with Tenant’s reasonable security measures provided such security measures do not unreasonably interfere with the roof rights reserved hereinabove.

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4.10 Use Of Outside Areas. Tenant, in its use of the Outside Areas, shall at all times keep the Outside Areas in a condition free and clear of all materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items which are not specifically permitted by Landlord to be stored or located thereon by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Outside Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use. If Landlord reasonably determines that Tenant’s use of any portion of the Outside Areas requires additional or special cleaning, maintenance or other services, Landlord shall be entitled to arrange for any such additional services at Tenant’s sole cost and expense.

4.11 Environmental Protection. Tenant’s obligations under this Paragraph 4.11 shall survive the expiration or termination of this Lease.

(a) As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., (n) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules and (o) any similar law that may be enacted after the date hereof by any federal, state or local authority. Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinted biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

(b) Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials; provided, however, that Tenant shall not be responsible for contamination of the Leased Premises by Hazardous Materials unless caused or permitted by Tenant or any subtenant or other occupant of the Leased Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees (collectively, “Tenant Party”), excluding any contamination caused by Landlord or its agents, contractors, subcontractors, employees, invitees or licensees and provided further Tenant shall not be responsible for contamination of the Building or the Property by Hazardous Materials unless caused by Tenant. Tenant shall not store, use or dispose of any Hazardous Materials except for those Hazardous Materials listed in a Hazardous Materials management plan (“HMMP”) which Tenant shall deliver to Landlord upon execution of this Lease and update at least annually with Landlord (“Permitted Materials”) which may be used, stored and disposed of provided (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable Law, (ii) such Permitted Materials shall be limited to the materials listed on and may be used only in the quantities specified in the HMMP, and (iii) Tenant shall provide Landlord with copies of all material safety data sheets and other documentation required under applicable Law in connection with Tenant’s use of Permitted Materials as and when such documentation is provided to any regulatory authority having jurisdiction, in no event shall Tenant cause or permit to be discharged into the plumbing or sewage system of the Building or the Property or onto the land underlying or adjacent to the Building or the Property any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use and/or disposal of Hazardous Materials. If the presence of Hazardous Materials (x) on the Leased Premises caused or permitted by Tenant or any Tenant Party or (y) on the Building or the Property caused by Tenant or any Tenant Party, result in contamination or deterioration of water or soil, then Tenant shall immediately notify Landlord of the same and shall immediately take any and all action necessary to clean up such contamination, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials. At any time prior to the expiration of the Lease Term if Tenant has a reasonable basis to suspect that there has been any release or the presence of Hazardous Materials in the ground or ground water on the Property which did not exist upon commencement of the Lease Term, Tenant shall immediately notify Landlord of the same and, with Landlord’s prior written approval, shall have the right to conduct appropriate tests of water and soil and to deliver to Landlord the results of such tests to demonstrate that no contamination in excess of permitted levels has occurred as a result of Tenant’s use of the Leased Premises. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work and materials required hereunder to return the Leased Premises and any other property of whatever

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nature to their condition existing prior to the appearance of the Hazardous Materials, or, with respect to any such restoration related to the condition of soil or groundwater, to the condition required by Law.

(c) Upon termination or expiration of the Lease, Tenant at its sole expense shall cause all Hazardous Materials placed in or about the Leased Premises, the Building and/or the Property by Tenant, its agents, contractors, or invitees, and all installations (whether interior or exterior) made by or on behalf of Tenant relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Tenant. Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Property and shall take all other actions as may be required to complete the closure of the Building and the Property.

(d) At any time prior to expiration of the Lease term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Tenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Tenant’s business at the Leased Premises, Landlord shall have the right to enter in and upon the Property, Building and Leased Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Property, the Building or the Leased Premises, which has been caused by or resulted from the activities of Tenant, its agents, contractors, or invitees.

(e) Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

(f) Except as set forth in the environmental report(s) delivered to Tenant, to Landlord’s knowledge, no Hazardous Material in excess of legally permissible levels is present on the Property or in the soil, surface water or groundwater thereof. As used herein, “Landlord’s knowledge” means the actual knowledge of Rick Czerwinski or Geoffrey Dundon, without duty of investigation or inquiry.

4.12 Rules And Regulations. Landlord shall have the right from time to time to establish reasonable rules and regulations and/or amendments or additions thereto respecting the use of the Leased Premises and the Outside Areas for the care and orderly management of the Property. Upon delivery to Tenant of a copy of such rules and regulations or any amendments or additions thereto, Tenant shall comply with such rules and regulations. Notwithstanding the foregoing, Tenant shall not be required to comply with any new rule or regulation unless the same applies non-discriminatorily to all similarly situated occupants of the Property, does not unreasonably interfere with Tenant’s use of the Leased Premises or Tenant’s parking rights and does not materially increase the obligations or materially decrease the rights of Tenant under this Lease. A material or repeated violation by Tenant of any of such rules and regulations shall constitute a default by Tenant under this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such rules and regulations by any other tenant of the Property.

ARTICLE 5

REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

5.1 Repair And Maintenance. Except in the case of damage to or destruction of the Leased Premises, the Building, the Outside Areas or the Property caused by an act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building, the Outside Areas, and the Property.

(a) Tenant’s Obligations. Tenant shall, at all times during the Lease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all interior windows, window frames, window casements, interior and exterior doors, door frames and closers, (iii) all electrical wiring, conduits, connectors and fixtures, (iv) all plumbing, pipes, sinks, toilets, faucets and drains, (v) all lighting fixtures, bulbs and lamps and all heating, ventilating and air conditioning equipment, (vi) Tenant’s security systems in or about or serving the Leased Premises and, except to the extent that Landlord notifies tenant in writing of its intention to arrange for such monitoring, cause the fire alarm systems serving the Leased Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing and (vii) all entranceways to the Leased Premises. Tenant shall furnish all other expendables, including paper goods and soaps used in the Leased Premises. Tenant, if requested to do so by Landlord, shall hire, at Tenant’s sole cost and expense, a licensed heating, ventilating and air conditioning contractor to regularly and periodically (not less frequently than every three months) inspect and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Leased Premises, or alternatively, Landlord may, at its election, contract in its own name for such regular and periodic inspections of and maintenance on such heating, ventilating and air conditioning equipment and systems and charge to Tenant, as Additional Rent, the cost thereof. Landlord may, at its election, contract with a licensed roofing contractor to periodically inspect and perform required maintenance on the roof of the Leased Premises and shall have the driveways and parking areas periodically swept and charge to Tenant, as Additional Rent, the cost thereof. Subject to Section 9.3, Tenant shall,

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at its sole cost and expense, repair all damage to the Leased Premises, the Building, the Outside Areas or the Property caused by the activities of Tenant, its employees, invitees or contractors promptly following written notice from Landlord to so repair such damages. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this paragraph within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant’s expense with glass of the same kind, size and quality.

(b) Landlord’s Obligation. Landlord shall, at all times during the Lease Term, maintain in good condition and repair the foundation, roof, roof structure, load-bearing and exterior walls of the Building and the Outside Areas. Notwithstanding any of the foregoing to the contrary, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (a) which could be treated as a “capital expenditure” under generally accepted accounting principles or (b) to the electrical, water, sewer, and plumbing systems serving the Leased Premises to the extent not located within and exclusively serving the Leased Premises. The provisions of this subparagraph (b) shall in no way limit the right of Landlord to charge to Tenant, as Additional Rent pursuant to Article 3 (to the extent permitted pursuant to Article 3), the costs incurred by Landlord in performing such maintenance and/or making such repairs.

5.2 Utilities. Tenant shall arrange at its sole cost and expense and in its own name, for the supply of utilities to the Leased Premises. Landlord represents that electricity, gas and water services are separately metered. Tenant shall be responsible for determining if the local supplier of utilities can supply the needs of Tenant and whether or not the existing distribution systems within the Building and the Leased Premises are adequate for Tenant’s needs.

5.3 Security.

(a) Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Leased Premises, the Building, the Outside Areas or the Property and accordingly, Landlord is not responsible for the security of the same or the protection of Tenant’s property or Tenant’s employees, invitees or contractors. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. Any election by Landlord to provide any security for all or any portion of the Leased Premises, the Building, the Outside Areas or the Property shall not create any liability of Landlord to Tenant for the security of the same or the protection of Tenant’s property or Tenant’s employees, invitees or contractors. Tenant hereby waives any claim against Landlord with respect o any bodily injury, loss by theft or other damaged suffered or incurred by Tenant or Tenant’s employees, invitees, and visitors in connection with any unauthorized entry into the Leased Premises or any other breach of security with respect to the Leased Premises, the Building, the Outside Areas or the Property.

(b) Without limiting the generality of subparagraph (a) above, Tenant agrees to the exercise by Landlord and Landlord’s agents, in their sole discretion, of security measures Landlord or its agents may employ from time to time, including, but not limited to, the evacuation of the Leased Premises, the Building, or the Property for cause, suspected cause or for drill purposes, the denial of any access to the Leased Premises, the Building or the Property and other similarly related actions that Landlord or its agents deem necessary to prevent any threat of property damage or bodily injury. The exercise of such measures by Landlord and its agents, and the resulting interruption of service and cessation of Tenant’s business, if any, shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Leased Premises, or any part thereof, or render Landlord or its agents liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

5.4 Energy And Resource Consumption. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all commercially reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Property and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

5.5 Limitation Of Landlord’s Liability. Landlord shall not be liable to Tenant for injury to Tenant, its employees, agents, invitees or contractors, damage to Tenant’s property, nor shall Tenant be entitled to any reduction in or abatement of rent by reason of (i) Landlord’s failure or election to provide security services or systems within the Property for the protection of the Leased Premises, the Building or the Outside Areas, or the protection of Tenant’s property or Tenant’s employees, invitees, agents or contractors, or (ii) Landlord’s failure to perform any maintenance or repairs to the Leased Premises, the Building, the Outside Areas or the Property until Tenant shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs and in any case not less than the notice and cure periods set forth in Paragraph 12.3 of this Lease, or (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Outside Areas or the Property from whatever cause (other than Landlord’s sole active negligence or willful misconduct), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord). Notwithstanding the foregoing or anything in this Lease to the contrary, Tenant shall not be entitled to terminate this Lease by reason of any such Landlord failure or intrusion.

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ARTICLE 6

ALTERATIONS AND IMPROVEMENTS

6.1 By Tenant. Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Landlord shall have first approved, in writing, the plans and specifications therefor, which approval may not be unreasonably withheld. All such modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant’s expense (including all permit fees and governmental charges related thereto), using a licensed contractor first approved by Landlord, in substantial compliance with the Landlord-approved plans and specifications therefor. All work undertaken by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least five business days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder’s risk insurance in an amount satisfactory to Landlord in its reasonable discretion to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9 and (v) with respect to any alteration or modification that affect Building Systems, Tenant shall first obtain approval from Landlord’s designated engineer for the affected Building System. Tenant shall pay to Landlord, within thirty (30) days of demand therefor an administrative fee in connection with any alterations or modifications in the Leased Premises in an amount equal to the greater of (x) 3% of the total cost of such alterations or modifications or (y) $250. In no event shall Tenant make any modification, alterations or improvements whatsoever to the Outside Areas or the exterior or structural components of the Building including, without limitation, any cuts or penetrations in the floor, roof or exterior walls of the Leased Premises without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion (collectively, “Prohibited Alterations”). As used in this Article, the term “modifications, alterations and/or improvements” shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like. Notwithstanding the foregoing, Tenant, without Landlord’s prior written consent, shall be permitted to make alterations other than Prohibited Alterations to the Building, provided that: (a) such alterations do not exceed $25,000 individually or $100,000 in the aggregate, (b) Tenant shall timely provide Landlord the notice required pursuant to subparagraph (iii) above, (c) Tenant shall notify Landlord in writing within thirty (30) days of completion of the alteration and deliver to Landlord a set of the plans and specifications therefor, either “as built” or marked to show construction changes made, and (d) Tenant shall, upon Landlord’s request, remove the alteration at the termination of the Lease and restore the Leased Premises to their condition prior to such alteration. Landlord shall render a decision, at the time that request is made by Tenant for approval of an alteration or upon notification of an alteration not requiring Landlord’s consent, whether such alteration can remain or if such alteration must be removed at the expiration or sooner termination of the Lease Term.

6.2 Ownership Of Improvements. All modifications, alterations and improvements made or added to the Leased Premises by Tenant (other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises and shall automatically become property of Landlord. Any such modifications, alterations or improvements, other than those not requiring Landlord’s prior consent, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord’s written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures, shall be surrendered to Landlord as part of the Leased Premises as required pursuant to Article 2, unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements in accordance with the provisions of Section 6.1, in which case Tenant shall so remove same. Landlord shall have no obligations to reimburse Tenant for all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord or removed by Tenant or for the cost of removal. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord and/or at Landlord’s expense shall be deemed real property and a part of the Leased Premises and shall be property of Landlord. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant. For the avoidance of doubt, the items listed in Exhibit E shall be at all times considered trade fixtures.

6.3 Alterations Required By Law. Tenant shall make all modifications, alterations and improvements to the Leased Premises, at its sole cost, that are required by any Law because of (i) Tenant’s use or occupancy of the Leased Premises, the Building, the Outside Areas or the Property, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s making of any modifications, alterations or improvements to or within the Leased Premises. If Landlord shall, at any time during the Lease Term, be required by any governmental authority to make any modifications, alterations or improvements to the Building or the Property, the cost incurred by Landlord in making such modifications, alterations or improvements, including interest at a rate equal to the greater of (a) 10%, or (b) the annual rate of interest published in The Wall Street Journal from time to time as the prime rate plus two percent (2%) (the “Prime Rate”) shall be amortized by Landlord over the lesser of (x) the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting principles or (y) five (5) years, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Property Maintenance Cost.

6.4 Liens. Tenant shall keep the Property and every part thereof free from any lien, and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Property. If any such claim of lien is recorded against Tenant’s interest in this Lease, the Property or any part thereof, Tenant shall bond against, discharge or otherwise cause such lien to be

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entirely released within ten days after the same has been recorded. Tenant’s failure to do so shall be conclusively deemed a material default under the terms of this Lease.

ARTICLE 7

ASSIGNMENT AND SUBLETTING BY TENANT

7.1 By Tenant. Tenant shall not sublet the Leased Premises or any portion thereof or assign its interest in this Lease, whether voluntarily or by operation of Law, without Landlord’s prior written consent which shall not be unreasonably withheld. Any attempted subletting or assignment without Landlord’s prior written consent, at Landlord’s election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this paragraph, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting by Tenant or any assignment of Tenant’s interest in this Lease. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

(a) the proposed assignee or sublessee is a governmental agency;

(b) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or sublessee would involve occupancy by other than primarily executive and general office use, would entail any alterations which would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord;

(c) in Landlord’s reasonable judgment, the financial worth of the proposed assignee or sublessee does not meet the then-current credit standards applied by Landlord for the assignment or sublease in question; or the character of the proposed assignee or sublessee is not acceptable to Landlord

(d) the proposed assignee or sublessee (or any of its affiliates) has been in material default under a lease within the immediately preceding twelve (12) months, has been in litigation with a previous landlord and found to be at fault, or in the ten years prior to the assignment or sublease has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;

(e) Landlord or other entities controlling, controlled by or under common control with Landlord have experienced a previous default by or is in litigation with the proposed assignee or sublessee;

(f) in Landlord’s reasonable judgment, the Leased Premises, or the relevant part thereof, will be used in a manner that will violate any negative covenant as to use contained in this Lease, in any other lease at the Property or any restrictions in any mortgage or other encumbrance on the Property;

(g) the use of the Premises by the proposed assignee or sublessee will violate any applicable Law;

(h) the proposed assignee or sublessee is, as of the date of this Lease, a tenant at the Property or is a person or entity with whom Landlord is then or has been within the prior six (6) months negotiating in connection with rental of space at the Property;

(i) the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 7;

(j) Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on two or more occasions during the 12 months preceding the date that Tenant shall request consent; or

(k) in the case of a subletting of less than the entire Premises, if the subletting would result in more than two subtenants in the Leased Premises.

7.2 Merger, Reorganization, or Sale of Assets. Any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in one or more related transactions of a majority of the capital stock or other beneficial ownership interest in Tenant, or the sale or transfer of all or a substantial portion of the assets of Tenant, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. Notwithstanding the foregoing, the provisions of this Article 7 shall not apply to the transfer of ownership interests in Tenant as part of an initial public offering or if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Article the term transfers shall be deemed to include the issuance of new capital stock or other ownership interests in one or more related transactions which results in a majority of the capital stock or other ownership interests in Tenant being held by a person or entity which does not hold a majority of the capital stock or ownership interests in Tenant on the Effective Date of this Lease. The provisions of Article 7 shall not apply to transactions with a business entity into or with which Tenant is merged, consolidated or converted or to which all or substantially all of Tenant’s assets are transferred, to an assignment or sublease to an entity controlling, controlled by or under common control with Tenant or to a deemed assignment due to a transfer or issuance of Tenant’s ownership interests so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the obligations of Tenant under

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this Lease and is at least equal to the net worth of Tenant on the Effective Date of this Lease (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days after the effective date of any such transaction, (iv) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee, if it is an entity other than Tenant, shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord at least 10 days after the effective date of such transfer, all the obligations of Tenant under this Lease, (v) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease, and (vi) such transfer does not cause Landlord to be in default under any existing lease at the Property.

7.3 Landlord’s Election. If Tenant shall desire to assign its interest under the Lease or to sublet the Leased Premises, Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, at least forty five (45) days in advance of the date it intends to so assign its interest in this Lease or sublet any portion of the Leased Premises but not sooner than one hundred twenty (120) days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the property assignee’s or sublessee’s intended use of the Leased Premises, current audited annual financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles) as well as all monthly and quarterly financials of such proposed assignee or sublessee, the form of documents to be used in effectuating such assignment or subletting and such other information as Landlord may reasonably request. Landlord shall have a period of fifteen (15) business days following receipt of such notice and the required information within which to do one of the following: (i) consent to such requested assignment or subletting subject to Tenant’s compliance with the conditions set forth in Paragraph 7.4 below, or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused, or (iii) with respect to any proposed assignment or subletting (in a single transaction or a series of transactions in the aggregate) of 50% or more and the rentable square footage of the Leased Premises terminate this Lease as to the portion (including all) of the Leased Premises that is the subject of the proposed assignment or subletting and, at Landlord’s option, enter into a direct lease with such proposed assignee or subtenant. During such thirty (30) day period, Tenant covenants and agrees to supply to Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee.

7.4 Conditions To Landlord’s Consent. If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment or subletting, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth, and any purported assignment or subletting made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Landlord, which election may be exercised at any time following such a purported assignment or subletting but prior to the satisfaction of each of the stated conditions, shall constitute a material default by Tenant under this Lease until cured by satisfying in full each such condition by the assignee or sublessee. The conditions are as follows:

(a) Landlord having approved in form and substance the assignment or sublease agreement and any ancillary documents, which approval shall not be unreasonably withheld by Landlord if the requirements of this Article 7 are otherwise complied with.

(b) Each such sublessee or assignee having agreed, in writing satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant which relate to space being subleased.

(c) Tenant having fully and completely performed all of its obligations under the terms of this Lease through and including the date of such assignment or subletting.

(d) Tenant having reimbursed to Landlord all reasonable costs and reasonable attorneys’ fees incurred by Landlord in conjunction with the processing and documentation of any such requested subletting or assignment, not to exceed $3,000.

(e) Tenant having delivered to Landlord a complete and fully-executed duplicate original of such sublease agreement or assignment agreement (as applicable) and all related agreements.

(f) If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 30 days of Landlord’s consent to such assignment or sublease (or if such assignment or sublease is permitted hereunder without Landlord’s prior consent, within 30 days of the effective date of such assignment or sublease), deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, tenant improvement costs and legal fees paid or to be paid in connection with such transaction (collectively, “Transaction Costs”). Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(i) In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the transferee for or by reason of such assignment after first deducting the Transaction Costs; or

(ii) In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the transferee which exceeds on a per square foot basis the Base Monthly Rent and Property Operating Expenses accruing during the term of the sublease in respect of the sublet space after first deducting the amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

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7.5 Payments. All payments required by this Article to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant’s assignee or sublessee makes each such payment to Landlord, Tenant or Tenant’s assignee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

7.6 Audit; Good Faith. Landlord or its authorized representatives shall have the right at all reasonable times (but not more than once per calendar year with respect to any single transfer) to audit the books, records and papers of Tenant relating to any assignment or subletting, and shall have the right to make copies thereof. If the amounts due to Landlord under this Article 7 shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit. The rights granted to Tenant by this Article are granted in consideration of Tenant’s express covenant that all pertinent allocations which are made by Tenant between the rental value of the Leased Premises and the value of any of Tenant’s personal property which may be conveyed or leased generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Tenant shall breach this covenant, Landlord may immediately declare Tenant to be in default under the terms of this Lease and terminate this Lease and/or exercise any other rights and remedies Landlord would have under the terms of this Lease in the case of a material default by Tenant under this Lease.

7.7 Effect Of Landlord’s Consent. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments of Tenant’s interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment or subletting. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered by a court of competent jurisdiction over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Landlord until such time as all conditions set forth in Paragraph 7.4 above have been fully satisfied (to the extent not then satisfied) by the assignee or sublessee, including, without limitation, the payment to Landlord of all agreed assignment considerations and/or excess rentals then due Landlord.

ARTICLE 8

LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

8.1 Limitation On Landlord’s Liability And Release. Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord and its partners, principals, members, officers, agents, employees, lenders, attorneys, and consultants from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant, Tenant’s agents, employees, contractors or invitees, any damage to Tenant’s property resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage in or destruction of the Leased Premises, the Building, the Property or the Outside Areas, including without limitation (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Property, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises; (iv) the failure or election to provide security and/or failure or election to provide any lighting in or about the Property, the Building, the Outside Areas or the Leased Premises, (v) subject to Landlord’s express maintenance and repair obligations and the express warranties set forth in this Lease, the existence of any design or construction defects within the Property, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems), provided, however, that Landlord shall warrant the function of all mechanical systems for a period of one year following the date of Substantial Completion of the Improvement Work; (vii) the blockage of access to any portion of the Property, the Building or the Leased Premises, except that Tenant does not so release Landlord from such liability to the extent such damage was caused by Landlord’s gross negligence, willful misconduct, or Landlord’s failure to perform an obligation expressly undertaken pursuant to this Lease after a reasonable period of time shall have lapsed following receipt of written notice from Tenant to so perform such obligation and in any case not less than the notice and cure periods set forth in Paragraph 12.3 of this Lease. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord and its partners, principals, members, officers, agents, employees, lenders, attorneys, and consultants from, any and all liability, whether in contract, tort or on any other basis, for any loss to Tenant’s business, loss of Tenant’s profits or any other consequential damages or opportunity costs. Tenant acknowledges that it is fully apprised of the provisions of Law relating to releases, and particularly to those provisions contained in Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, Tenant hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Tenant, as of the date hereof, does not know of or suspect to exist in its favor.

8.2 Tenant’s Indemnification Of Landlord. Tenant shall defend with counsel reasonably approved by Landlord any claims made or legal actions filed or threatened against Landlord with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party occurring within the Leased Premises or resulting from Tenant’s use or occupancy of the Leased Premises, the Building or the Outside Areas, or resulting from Tenant’s activities in or about the Leased

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Premises, the Building, the Outside Areas or the Property, and Tenant shall indemnify and hold Landlord, Landlord’s partners, principals, members, employees, agents and contractors harmless from any loss liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s failure to perform an obligation expressly undertaken pursuant to this Lease after a reasonable period of time shall have lapsed following receipt of written notice from Tenant to so perform such obligation and in any case not less than the notice and cure periods set forth in Paragraph 12.3 of this Lease. The provisions of this Paragraph 8.2 shall survive the expiration or sooner termination of this Lease.

ARTICLE 9

INSURANCE

9.1 Tenant’s Insurance. Tenant shall maintain insurance complying with all of the following:

(a) Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following:

(i) Comprehensive general liability insurance insuring Tenant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Tenant’s use or occupancy of the Leased Premises, the Building, the Outside Areas or the Property, or resulting from Tenant’s activities in or about the Leased Premises or the Property, with coverage in an amount equal to $3,000,000.00 (“Tenant’s Required Liability Coverage”), which insurance shall contain a “broad form liability” endorsement insuring Tenant’s performance of Tenant’s obligations to indemnify Landlord as contained in this Lease.

(ii) Fire and property damage insurance in so-called “fire and extended coverage” form insuring Tenant against loss from physical damage to Tenant’s personal property, inventory, trade fixtures and improvements within the Leased Premises other than the Improvement Work with coverage for the full actual replacement cost thereof;

(iii) Plate glass insurance, at actual replacement cost;

(iv) Pressure vessel insurance, if applicable;

(v) Product liability insurance (including, without limitation, if food and/or beverages are distributed, sold and/or consumed within the Leased Premises, to the extent obtainable, coverage for liability arising out of the distribution, sale, use or consumption of food and/or beverages (including alcoholic beverages, if applicable) at the Leased Premises for not less than Tenant’s Required Liability Coverage;

(vi) Workers’ compensation insurance and any other employee benefit insurance sufficient to comply with all laws; and

(vii) With respect to making of alterations or the construction of improvements or the like undertaken by Tenant, contingent liability and builder’s risk insurance, in an amount and with coverage reasonably satisfactory to Landlord.

(b) Each policy of liability insurance required to be carried by Tenant pursuant to this paragraph or actually carried by Tenant with respect to the Leased Premises or the Property; (i) shall, except with respect to insurance required by subparagraph (a)(vi) above, name Landlord and Wrightwood Capital LLC, ISAOA, and such others with an insurable interest as are designated by Landlord, as additional insureds; (ii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies with Best’s ratings of at least A and XI (or equivalent rating from an alternative rating agency approved by Landlord if Best’s is no longer rating); (v) shall provide that insurance carrier will endeavor to notify Landlord within thirty (30) days’ prior written notice if such policy is subject to cancellation or lapse; and (vi) shall contain a so-called “severability” or “cross liability” endorsement. Each policy of property insurance maintained by Tenant with respect to the Leased Premises or the Property or any property therein shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Landlord, its partners, principals, members, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its partners, principals, members, officers, employees, agents and contractors.

(c) Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid) or a certificate of the insurer certifying in form satisfactory to Landlord that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with not less than five (5) business days prior to the expiration or cancellation of the policies being renewed or replaced. Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article. If Landlord’s Lender or any investor reasonably determines at any time that the amount of coverage set forth in Paragraph 9.1(a) for any policy of insurance Tenant is required to carry pursuant to this Article is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount as Landlord’s Lender or any investor reasonably deems adequate.

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9.2 Landlord’s Insurance. With respect to insurance maintained by Landlord:

(a) Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in so-called “fire and extended coverage” form insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than six months. Such fire and property damage insurance, at Landlord’s election but without any requirements on Landlord’s behalf to do so, (i) may be written on a “special cause of loss” form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including flood and, if required by Landlord’s Lender or investor or if otherwise customarily carried by landlords of comparable properties in the same geographic region as the Property, earthquake; and/or (iv) may provide coverage for loss of rents for a period of up to twelve months. Landlord shall not be required to cause such insurance to cover any of Tenant’s personal property, inventory, and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises, but shall cover the Improvement Work. Landlord shall use commercially reasonable efforts to obtain such insurance at competitive rates.

(b) Landlord shall maintain comprehensive general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Three Million Dollars ($3,000,000). Landlord may carry such greater coverage as Landlord or Landlord’s Lender, insurance broker, advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Property. Landlord may satisfy the requirements of this Paragraph 9.2(b) with a combination of primary and excess coverage.

(c) Landlord may maintain any other insurance which in Landlord’s opinion or in the opinion of its insurance broker, advisor or legal counsel is prudent in carry under the given circumstances.

9.3 Mutual Waiver Of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Property or any portion thereof and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and, notwithstanding anything to the contrary in this Lease, Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent due to a risk covered by the property insurance that was required to be carried by that party under the terms of this Lease regardless of whether such insurance was then actually carried by such party. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any above Building standard installations other than the Improvement Work or any other improvements in the Leased Premises on the date hereof, (ii) Tenant’s property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

ARTICLE 10

DAMAGE TO LEASED PREMISES

10.1 Landlord’s Duty To Restore. If the Leased Premises, the Building or the Outside Area are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the same, as and when required by this paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.3 or by Tenant pursuant to Paragraph 10.4. If this Lease is not so terminated, then upon the issuance of all necessary governmental permits, Landlord shall timely commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Outside Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Commencement Date. Landlord’s obligation to restore shall be limited to the improvements constructed by Landlord, including the Improvement Work and any improvements on the date hereof. Landlord shall have no obligation to restore any Improvements made by Tenant to the Leased Premises or any of Tenant’s personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant, at its option, shall replace or repair Tenant’s personal property, inventory, trade fixtures and other improvements constructed by Tenant to like or similar conditions as existed at the time immediately prior to such damage or destruction.

10.2 Insurance Proceeds. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss of property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds and any other proceeds from other policies carried by Tenant shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord’s property shall be paid to and become the property of Landlord, and all proceeds available from such insurance which cover loss to property which would only become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant. The determination of Landlord’s property and Tenant’s property shall be made pursuant to Paragraph 6.2.

10.3 Landlord’s Right To Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within ninety (90) days after the date of such damage or destruction:

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(a) The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction (an “insured peril”) to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds available to Landlord from insurance actually carried by Landlord, or (ii) fifty percent of the then actual replacement cost thereof; provided, however, Landlord shall not be permitted to terminate this Lease if, at the time Landlord purports to exercise its termination right hereunder, Landlord actually intends to restore the Building;

(b) The Building is damaged by an uninsured peril, which peril Landlord was not required to insure against pursuant to the provisions of Article 9 of this Lease and the restoration would cost more than $250,000 and Tenant does not agree to pay the uninsured amount in excess of such amount;

(c) The Building is damaged by any peril and, because of the laws then in force, the Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for the same use being made thereof before such damage;

(d) If any damage during the final 12 months of the Term renders 50% or more of the Leased Premises untenantable.

10.4 Tenant’s Right To Terminate. If the Leased Premises, the Building or the Outside Area are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within twenty-one (21) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

(a) If the time estimated to substantially complete the restoration exceeds twelve months from the date of damage or destruction; or

(b) If the damage occurred within twelve months of the last day of the Lease Term and the time estimated to substantially complete the restoration exceeds one hundred eighty days from and after the date such restoration is commenced.

(c) If Landlord fails to Substantially Complete the repair or restoration within 12 months from the date of damage or destruction, Tenant, upon not less than 60 days’ prior written notice (a “Termination Notice”), may elect to terminate this Lease. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice; provided, however, if within such 60-day period Landlord Substantially Completes such repair or restoration then such Termination Notice shall be void and of no force or effect.

10.5 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 10.4 above, captioned “Tenant’s Right To Terminate”, are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1934, and accordingly, Tenant hereby waives the provisions of such Civil Code Sections and the provisions of any successor Civil Code Sections or similar laws hereinafter enacted.

10.6 Abatement Of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion in the degree to which Tenant’s use of the Leased Premises is impaired by such damage.

ARTICLE 11

CONDEMNATION

11.1 Tenant’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Tenant shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, or (ii) ten percent (10%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business. Tenant must exercise such option within thirty (30) days of Tenant’s first notice of any such condemnation, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises that is condemned is taken by the condemnor or (ii) the date Tenant vacated the Leased Premises.

11.2 Landlord’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Landlord shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business, or (iii) because of the laws then in force, the Leased Premises may not be used for the same use being made before such taking, whether or not restored as required by Paragraph 11.3 below. Any such option to terminate by Landlord must be exercised within thirty (30) days of Landlord’s first notice of any such condemnation, to be effective as of the date possession is taken by the condemnor.

11.3 Restoration. If any part of the Leased Premises or the Building is taken and this Lease is not terminated, then Landlord shall, to the extent not prohibited by laws then in force, timely repair any damage occasioned thereby

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to the remainder thereof to a condition reasonably suitable for Tenant’s continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1.

11.4 Temporary Taking. If a portion of the Leased Premises is temporarily taken for a period of four months or less and such period does not extend beyond the Expiration Date, this Lease shall remain in effect. If any portion of the Leased Premises is temporarily taken for a period which exceeds four months or which extends beyond the Expiration Date, then the rights of Landlord and Tenant shall be determined in accordance with Paragraphs 11.1 and 11.2 above.

11.5 Division Of Condemnation Award. Any award made for any taking of the Property, the Building, or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any portion of the award that is made specifically (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business or its relocation costs, or (iii) for the value of any leasehold improvements installed and paid for by Tenant. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Supreme Court to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.

11.6 Abatement Of Rent. In the event of a taking of the Leased Premises which does not result in a termination of this Lease (other than a temporary taking), then, as of the date possession is taken by the condemning authority, the Base Monthly Rent and Property Operating Expenses shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking.

11.7 Taking Defined. The term “taking” or “taken” as used in this Article 11 shall mean any transfer or conveyance of all or any portion of the Property to a public or quasi-public agency or other entity having the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Landlord of all or any portion of the Property to such an agency under threat of condemnation or the exercise of such power.

ARTICLE 12

DEFAULT AND REMEDIES

12.1 Events Of Tenant’s Default. Each of the following events shall be deemed an “Event of Default” hereunder:

(a) Tenant shall have failed to pay Base Monthly Rent when due; provided, however, the first such failure in any calendar year shall not be deemed an Event of Default unless such failure continues for three (3) business days after written notice is given to Tenant; or Tenant shall have failed to pay any Additional Rent within three (3) business days after written notice is given to Tenant; or

(b) Tenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Leased Premises, the Building, the Outside Areas or the Property which is prohibited by the terms of this Lease which continues for more than ten (10) days after written notice from Landlord to Tenant of such violation; or

(c) Tenant shall have failed to perform any other term, covenant or condition of this Lease (other than failures or acts described in subparagraphs (a) or (b) above) within thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same or such longer period as is reasonably required to cure such failure so long as Tenant is diligently prosecuring such cure, in any case not to exceed ninety (90) days; or

(d) Tenant shall have sublet the Leased Premises or assigned its interest in this Lease in violation of the provisions contained in Article 7, whether voluntarily or by operation of law or Tenant shall have encumbered its interest in this Lease in violation of the provisions of this Lease, which violation continues for more than ten (10) days after written notice from Landlord to Tenant of such violation; or

(e) Tenant shall have abandoned the Leased Premises as defined under applicable Law; or

(f) Tenant shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such Guarantor) or any property or asset essential to the conduct of Tenant’s (or such Guarantor’s) business, and Tenant (or such Guarantor) shall have failed to obtain a return or release of the same within thirty days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

(g) Tenant shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or

(h) Tenant shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state

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thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant’s consent or over Tenant’s objection, Landlord may not terminate this Lease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty days after its original entry; or

(i) Tenant shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar law which does not require the prior entry of a decree or order.

12.2 Landlord’s Remedies.

(a) Upon the occurrence of an Event of Default under this Lease, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant 3 days’ notice of termination of this Lease, in which event this Lease and the Lease Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such 3 day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Leased Premises to Landlord, but Tenant shall remain liable for damages as provided in this Paragraph 12.2, and/or, to the extent permitted by law, Landlord may remove all persons and property from the Leased Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, pursuant to Section 1951.2 of the California Civil Code, Landlord shall be entitled to recover from Tenant the aggregate of:

(i) The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and

(iv) Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom.

For the purposes of this Paragraph 12.2, “rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in subparagraphs (i) and (ii) above shall be computed by allowing interest on such amounts at the then maximum rate of interest not prohibited or made usurious by law; and the “worth at the time of award” of the amount referred to in subparagraph (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1% per annum. Tenant agrees that such charges shall be recoverable by Landlord under California Code of Civil Procedure Section 1174(b) or any similar, successor or related provision of law.

(b) Upon the occurrence of an Event of Default under this Lease, in addition to any other remedies available to Landlord at law or in equity or under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). If Landlord does not elect to terminate this Lease for any reason, Landlord may, from time to time, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Lease in accordance with the other provisions contained in this Paragraph. Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Leased Premises or any portion thereof and, until Landlord elects to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder. Nothing in this Paragraph shall be deemed to affect Landlord’s right to indemnification, under the indemnification clauses contained in this Lease, for losses arising from events occurring prior to the termination of this Lease.

(c) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy including any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Law.

(d) If, after the expiration or earlier termination of the Lease, Tenant leaves behind any of Tenant’s property, then Landlord shall store such Tenant’s property at a warehouse or any other location at the risk, expense and for the account of Tenant, and such property shall be released only upon Tenant’s payment of such charges, together with moving and other costs relating thereto and all other sums due and owing under this Lease. If Tenant does not reclaim such Tenant’s property within the period permitted by Law, Landlord may sell such Tenant’s property in accordance with Law and apply the proceeds of such sale to any sums due and owing hereunder, or

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retain said property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such property.

(e) To the extent not prohibited by Law, Tenant hereby waives all provisions of, and protections under, any Law to the extent same are inconsistent and in conflict with specific terms and provisions hereof.

(f) Limitation Of Landlord’s Recourse. Landlord agrees that (i) the obligations of Tenant under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals of Tenant or any affiliate of Tenant, and (ii) Landlord shall have recourse only to the property of Tenant for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders principals or affiliates. Additionally, Landlord covenants and agrees that no officer, director, trustee, partner, joint venturer, member, owner, stockholder or other principal of Tenant or any affiliate of Tenant shall be sued or named as a party in any suit or action brought by Landlord with respect to any alleged breach of this Lease and no personal judgment shall be sought or obtained against any of them.

12.3 Landlord’s Default And Tenant’s Remedies. In the event Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had thirty (30) days following its receipt of such notice within which to perform such obligations; provided that, if longer than thirty (30) days is reasonably required in order to perform such obligations, Landlord shall have such longer period. In the event of Landlord’s default as above set forth, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

(a) Limitation Of Tenant’s Recourse. Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals of Landlord or any affiliate of Landlord, and (ii) Tenant shall have recourse only to the property of Landlord for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders principals or affiliates. Additionally, Tenant covenants and agrees that no officer, director, trustee, partner, joint venturer, member, owner, stockholder or other principal of Landlord or any affiliate of Landlord shall be sued or named as a party in any suit or action brought by Tenant with respect to any alleged breach of this Lease and no personal judgment shall be sought or obtained against any of them.

12.4 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 12.3 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.

ARTICLE 13

GENERAL PROVISIONS

13.1 Taxes On Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, caused by reason of or based upon Tenant’s estate in this Lease, Tenant’s ownership of property, improvements made by Tenant to the Leased Premises or the Outside Areas, improvements made by Landlord for Tenant’s use within the Leased Premises or the Outside Areas, Tenant’s use (or estimated use) of public facilities or services or Tenant’s consumption (or estimated consumption) of public utilities, energy, water or other resources (collectively, “Tenant’s Interest”). Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord’s property, the Building or the Property, or if the assessed value of the Building or the Property is increased by the inclusion therein of a value placed upon Tenant’s Interest, regardless of the validity thereof, Landlord shall have the right to require Tenant to pay such taxes, and if not paid and satisfactory evidence of payment delivered to Landlord at least ten days prior to delinquency, then Landlord shall have the right to pay such taxes on Tenant’s behalf and to invoice Tenant for the same. Tenant shall, within the earlier to occur of (a) thirty (30) days of the date it receives an invoice from Landlord setting forth the amount of such taxes, assessments, fees, or public charge so levied, or (b) the due date of such invoice, pay to Landlord, as Additional Rent, the amount set forth in such invoice. Failure by Tenant to pay the amount so invoiced within such time period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessments, fees or public charges so paid.

13.2 Holding Over. This Lease shall terminate without further notice on the Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal nor extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Paragraph. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over. In addition, Tenant shall (a) be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant

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shall terminate its lease by reason of the holding-over by Tenant, and (b) indemnify Landlord against all claims for damages by any New Tenant.

13.3 Surrender Of Possession. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant’s signs from the exterior of the Building and shall remove all of Tenant’s equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Outside Areas, and shall vacate and surrender the Leased Premises, the Building, the Outside Areas and the Property to Landlord in the same condition, broom clean, as existed at the Commencement Date, reasonable wear and tear, damage by casualty and condemnation and repairs which are specifically made the responsibility of Landlord hereunder excepted. Tenant shall repair all damage to the Leased Premises, the exterior of the Building and the Outside Areas caused by Tenant’s removal of Tenant’s property. Tenant shall patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises, whether such penetrations were made with Landlord’s approval or not. Tenant shall repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord. Tenant shall replace as needed all light bulbs and ballasts in the Leased Premises. Tenant shall repair all damage caused by Tenant to the exterior surface of the Building and the paved surfaces of the Outside Areas and, where necessary, replace or resurface same. Additionally, for alterations made by Tenant that Landlord requested be removed upon termination under Paragraph 6.1, Tenant shall, upon the expiration or sooner termination of the Lease, remove any such improvements constructed or installed by Landlord or Tenant and repair all damage caused by such removal. If the Leased Premises, the Building, the Outside Areas and the Property are not surrendered to Landlord in the condition required by this paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises, the Building and the Outside Areas to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the then maximum rate of interest not prohibited or made usurious by law until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within twenty (20) days of Landlord’s billing Tenant for same.

13.4 Subordination To Mortgages. This Lease is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building or the Property and which are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if the lessor under any such ground lease or any lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Landlord and such lessor or lender deems necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord’s ground leasing the land underlying the Building or the Property and/or encumbering the Building or the Property as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Lease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten (10) business days after Landlord’s written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments requested by Landlord or by such lessor or lender as may be necessary or proper to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust, but only if such lessor or lender agrees to recognize Tenant’s rights under this Lease and agrees not to disturb Tenant’s quiet possession of the Leased Premises so long as Tenant is not in default under this Lease. If Landlord assigns the Lease as security for a loan, Tenant agrees to execute such documents as are reasonably requested by the lender and to provide reasonable provisions in the Lease protecting such lender’s security interest which are customarily required by institutional lenders making loans secured by a deed of trust. Notwithstanding anything to contrary herein, (a) concurrently with execution of this Lease, Landlord shall obtain from any lenders or ground lessors of the Leased Premises a written agreement in form reasonably satisfactory to Tenant providing for recognition of Tenant’s interests under this Lease in the event of a foreclosure of the lender’s security interest or termination of the ground lease, and (b) the subordination of this Lease to a ground lease or instrument of security shall be conditioned upon Tenant’s receipt from any such ground lessors or lenders of such a recognition agreement.

13.5 Tenant’s Attornment Upon Foreclosure. Tenant shall, upon request, attorn (i) to any purchaser of the Building or the Property at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building or the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building or the Property, or (iii) to the lessor under an underlying ground lease of the land underlying the Building or the Property, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant’s rights under this Lease, including the return or recognition of the Letter of Credit.

13.6 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, including, without limitation, appointment of a receiver if reasonably necessary to effect a cure.

13.7 Estoppel Certificate. Tenant will, following any request by Landlord, promptly execute and deliver to Landlord an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such

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defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord, its Lender or prospective lenders, investors or purchasers of the Building or the Property. Tenant’s failure to execute and deliver such estoppel certificate within ten (10) business days after Landlord’s request therefor shall be a material default by Tenant under this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, including the right to terminate this Lease and sue for damages proximately caused thereby, it being agreed and understood by Tenant that Tenant’s failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this paragraph may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Property, or any interest in them.

13.8 Tenant’s Financial Information. Tenant shall, within fifteen (15) days after Landlord’s request therefore, which request shall not be made more than twice per calendar year, deliver to Landlord a copy of Tenant’s current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles and audited by an accountant reasonably acceptable to Landlord) and any such other information reasonably requested by Landlord regarding Tenant’s financial condition. Landlord shall be entitled to disclose such financial statements or other information to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Property, or any portion thereof or interest therein; provided that during any period when the stock in Tenant is not publically traded, any such recipient first executes a commercially reasonable confidentiality agreement. Any such financial statement or other information which is marked “confidential” or “company secrets” (or is otherwise similarly marked by Tenant) shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this paragraph, unless the same becomes a part of the public domain without the fault of Landlord.

13.9 Transfer By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), upon the effective date of such transfer to a successor in interest, (i) shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer and (ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Building or the Property.

13.10 Force Majeure. The obligations of each of the parties under this Lease (other than the obligations to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligations by reason of any strikes, lockouts or labor disputes; government restrictions, regulations, controls, action or inaction; civil commotion; or extraordinary weather, fire or other acts of God.

13.11 Notices. Any notice required or desired to be given by a party regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service may be given by reputable overnight courier service, postage prepaid, addressed to the other party as follows:

If to Landlord:	WCP Bourdeaux Centre LLC
c/o Wrightwood Capital
2 North LaSalle Street
9th Floor
Chicago, Illinois 60602
Attention: General Counsel

with a copy to:	WCP Bourdeaux Centre LLC
c/o Wrightwood Capital
2 North LaSalle Street
9th Floor
Chicago, Illinois 60602
Attention: Director of Portfolio Management

and a copy to:	DLA Piper LLP (US)
203 N. LaSalle
Chicago, Illinois 60601
Attention: Alison Mitchell

If to Tenant:	Before the Commencement Date:

Cortina Systems, Inc.
840 W. California Ave., Suite 100
Sunnyvale, California 94086
Attention: Director of Legal Affairs

After the Commencement Date:

Cortina Systems, Inc.
1376 Bordeaux Drive

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Sunnyvale, California 94089
Attention: Director of Legal Affairs

with a copy to:	WSGR
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Aaron Alter

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery. Either party may change its address for notice hereunder by written notice to the other party.

13.12 Attorneys’ Fees. In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Lease, to recover rent, to terminate this Lease, or to enforce, protect, determine or establish any term or covenant of this Lease or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys’ fees, expert witness fees, court costs and other reasonable expenses incurred by the prevailing party.

13.13 Definitions. Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning wherever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

(a) Real Property Taxes. The term “Real Property Tax” or “Real Property Taxes” shall each mean Tenant’s Expense Share of (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all instruments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Property or any portion thereof, or Landlord’s interest herein, or the fixtures, equipment and other property of Landlord that is an integral part of the Property and located thereon, or Landlord’s business of owning, leasing or managing the Property or the gross receipts, income or rentals from the Property, (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Property, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or waste water disposal) at the Property, the number of person employed by tenants of the Property, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Property, or the type of use or uses conducted within the Property, and all costs and fees (including attorneys’ fees) reasonably incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If, at any time during the Lease Term, the taxation or assessment of the Property prevailing as of the Effective Date of this Lease shall be altered so that in lieu of or in addition to any the Real Property Tax described above there shall be levied, awarded or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional use or charge (i) on the value, size, use or occupancy of the Property or Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Property, or on Landlord’s business of owning, leasing or managing the Property or (iii) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is partly based upon property or rents unrelated to the Property, then only that part of such Real Property Tax that is fairly allocable to the Property shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes.” Notwithstanding the foregoing, the terms “Real Property Tax” or “Real Property Taxes” and “Property Operating Expenses” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord’s income from all sources. In determining the amount of Real Property Taxes for any calendar year, if less than 100% of the rentable area of the Property is occupied by tenants at any time, Real Property Taxes shall be determined to be an amount equal to the Real Property Taxes which would normally be expected to be incurred had such occupancy been 100%.

(b) Landlord’s Insurance Costs. The term “Landlord’s Insurance Costs” shall mean Tenant’s Expense Share of the costs to Landlord to carry and maintain the policies of fire and property damage insurance for the Building and the Property and general liability and any other insurance required or permitted to be carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss, not to exceed $60,000 per occurrence. In determining the amount of Landlord’s Insurance Costs for any calendar year, if less than 100% of the rentable area of the Property is occupied by tenants at any time, Landlord’s Insurance Costs shall be determined to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 100%. Notwithstanding the foregoing, Landlord’s Insurance Costs and Property Operating Expenses shall not include costs for coverage not customarily carried by landlords of similar projects in the vicinity of the Premises.

(c) Property Maintenance Costs. The term “Property Maintenance Costs” shall mean Tenant’s Expense Share of the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Property, including the rental value of any management office at the Property and capital improvements if such capital improvement is reasonably intended to result in a reduction in Property Maintenance Costs or are required for compliance with Laws or insurance requirements. Such capital improvements shall be amortized on a straight-line basis over the reasonable life of the capital item in question, and the amount included in Property Maintenance Costs in any calendar year shall be equal to the annual amortized amount. Property Maintenance Costs shall also include all costs for management and administration of the Leased Premises, the Building, the Outside Areas and the Property or any portion thereof, including, without limitation, a property management fee (not to exceed 3% of the Base Rent), accounting, auditing,

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billing postage, salaries and benefits for all employees and contractors engaged in the management, operating, maintenance, repair and protection of the Building and the Property, whether located on the Property or offsite. During any period when Tenant’s Expense Share is less than 100%, if during all or part of any calendar year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute a Property Maintenance Cost) to any occupiable able portions of the Property for any reason, then, for purposes of computing Property Maintenance Costs for such period, the amount included in Property Maintenance Costs for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Property. During any period when Tenant’s Expense Share is less than 100%, in determining the amount of Property Maintenance Costs for any calendar year, if less than 100% of the rentable area of the Property is occupied by tenants at any time, Property Maintenance Costs shall be determined to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 100%. Notwithstanding the foregoing, Property Maintenance Costs and Property Operating Expenses shall not include (a) costs that are reimbursed out of insurance, warranties, guaranties or condemnation proceeds (b) costs to remedy violations of any Laws or violations of any Private Restrictions applicable to the Leased Premises, the Building or the Property to the extent the same amount to such a violation on or prior to the Effective Date, (c) costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release or emission of the Hazardous Material in question by Tenant or any Tenant Party and except to the extent related to Hazardous Materials classified as such after the Effective Date, (d) costs which could properly be capitalized under generally accepted accounting principles, except to the extent set forth in the first two sentences of this Section 13.13(c), or (e) expense reserves.

(d) Property Operating Expenses. The term “Property Operating Expenses” shall mean and include all Real Property Taxes, plus all Landlord’s Insurance Costs, plus all Property Maintenance Costs.

(e) Law. The term “Law” shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building or the Property, or any of them, in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district).

(f) Lender. The term “Lender” shall mean the holder of any promissory note or other evidence of indebtedness secured by the Property or any portion thereof.

(g) Private Restrictions. The term “Private Restrictions” shall mean (as they may exist from time to time) any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Property, the Building, the Leased Premises, or the Outside Areas.

(h) Rent. The term “Rent” shall mean collectively Base Monthly Rent and all Additional Rent.

(i) Building Systems. The term “Building Systems” shall mean collectively the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life safety, elevator and other service systems or facilities of the Building and the finished ceiling and Building standard lighting fixtures in the Leased Premises, that are excluding any Premises Fixtures.

(j) Premises Fixtures. The term “Premises Fixtures” shall mean Tenant’s security systems in the Leased Premises and all non-Building standard lighting in the Premises.

13.14 General Waivers. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any Rent or other payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

13.15 Arbitration; Waiver of Jury Trial.

(a) Arbitration.

(i) Controversies or claims between Landlord and Tenant that arise from this Lease (including any modifications to this Lease), any document, agreement or procedure related to or delivered in connection with this Lease, the Leased Premises, the Building or the Property, any violation of this Lease, or any claims for damages resulting from any business conducted between Landlord and Tenant, including claims for injury to persons, property or business interests (individually, an “Arbitrable Dispute”) shall be resolved pursuant to this Paragraph 13.15 (a), which shall survive the expiration or sooner termination of the Lease Term.

(ii) Any Arbitrable Disputes shall be settled by arbitration in San Francisco, California, under the administration of the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures current as of the time the demand is made (the “Rules of the

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JAMS”), and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties submit to the jurisdiction of the Superior Court of California, County of San Francisco, for purposes of confirming any such award and entering judgment. The parties further agree that, despite anything to the contrary that may now or hereafter be contained in the Rules of the JAMS, this Paragraph 13.15 (a) shall control.

(iii) Either party may initiate the arbitration procedure by delivering a written notice of demand for arbitration to the other party (“Demand”). Within thirty (30) days after receipt of a Demand from the other party, each party shall appoint one (1) person to hear and decide the dispute. The two (2) persons so chosen shall, within thirty (30) days after their appointment, appoint a third impartial arbitrator. Each appointment of an arbitrator shall be deemed complete on delivery by the appointing party of a written notice of appointment of that arbitrator to the San Francisco Regional Office of the JAMS. If either Landlord or Tenant fails to designate its arbitrator within the specified period after receipt of the Demand, then the arbitrator designated by the other party shall sit as the sole arbitrator to resolve the Arbitrable Dispute. If the party-appointed arbitrators are unable to appoint an impartial arbitrator, the impartial arbitrator shall be appointed under the Rules of the JAMS. The arbitrators shall be compensated for their services at a rate to be determined by the JAMS, as appropriate.

(iv) The arbitrators shall have the authority to issue any judgment or order, including punitive damages and equitable relief; provided, however, that the arbitrators’ power to provide equitable relief or specific performance shall not be limited to disputes in connection with the administration of this Lease and shall not preclude or restrict implementation of the termination provisions of this Lease. The final majority decision of the three arbitrators shall be final and conclusive on the parties to this Lease. The arbitrators shall, on request of either Landlord or Tenant, issue a written opinion of their findings of fact and conclusions of law. On receipt by the requesting party of the written opinion, the party shall have the right to file with the arbitrators a motion to reconsider, and the arbitrators shall then reconsider the issues raised by the motion and either confirm or change their majority decision, which shall then be final and conclusive on the parties.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THESE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WB	JH A.
LANDLORD’S INITIALS	TENANT’S INITIALS

WE HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

(b) Waiver of Jury Trial.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO RESOLVE ANY DISPUTE PURSUANT TO ARBITRATION AS SET FORTH IMMEDIATELY ABOVE, TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO ARBITRATION, THEN TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, each party hereto, knowingly and voluntarily, and for their mutual benefit, waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this Agreement.

13.16 Miscellaneous. Should any provisions of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term “party” shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Leased Premises are located. The captions in this Lease are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms “must,” “shall,” “will,” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Where Landlord’s consent is required hereunder, the consent of any Lender shall also be required. Landlord and Tenant shall both be deemed to have drafted this Lease, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Lease. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing such act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease.

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ARTICLE 14

CORPORATE AUTHORITY

BROKERS AND ENTIRE AGREEMENT

14.1 Corporate Authority. Tenant represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in the State in which the Leased Premises are located, that Tenant has the full right and legal authority to enter into this Lease, and that the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with its terms.

14.2 Brokerage Commissions. Landlord and Tenant each represents, warrants and agrees that it has not had any dealings with any real estate brokers, leasing agents, finders or salesmen, other than the Broker (as named in Article 1) with respect to the negotiations of this Lease, and that it will assume all obligations and responsibility with respect to the payment of such any broker other than Broker. Each party hereby agrees to indemnify, defend (with counsel reasonably approved by the indemnified party), and hold harmless the other party from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate brokers, leasing agents, finders, or salesmen to be earned or due and payable by reason of Tenant’s agreement or promise (implied or otherwise) to pay (or to have Landlord pay) such a commission or finder’s fee with respect to this Lease.

14.3 Entire Agreement. This Lease and the Exhibits which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

14.4 Landlord’s Representations. Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Property, the Building or the Leased Premises, upon which Tenant relied in entering into the Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the leased Premises may be used for Tenant’s intended use under existing Law, or (ii) the suitability of the Leased Premises for the conduct of Tenant’s business, or (iii) the exact square footage of the Leased Premises, and that Tenant relies solely upon its own investigations with respect to such matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord’s agent(s), if any, not contained in this Lease or in any Exhibit attached hereto.

ARTICLE 15

OPTIONS TO EXTEND

15.1 Renewal Term. Tenant shall have the right to renew the initial Term for all of the Leased Premises for two (2) renewal terms of three (3) years each (each a “Renewal Term”), the first such renewal term commencing on the day after the expiration of the initial Term (the “First Renewal Term Commencement Date”) and ending on the day immediately preceding the third (3rd) anniversary of the First Renewal Term Commencement Date and, if the first renewal right is properly exercised in accordance with this Lease, the second such renewal term commencing on the day after the expiration of the first Renewal Term (the “Second Renewal Term Commencement Date”) and ending on the day immediately preceding the third (3rd) anniversary of the Second Renewal Term Commencement Date, in each case, unless the applicable Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. A Renewal Term shall commence only if (i) Tenant notifies Landlord in writing (the “Renewal Exercise Notice”) of Tenant’s exercise of such renewal right not earlier than twelve (12) full calendar months, and not later than nine (9) full calendar months, prior to the Expiration Date (or expiration of the first Renewal Term with respect to the second renewal option) (the “Extension Deadline”), and, (ii) at the time of the exercise of such right and, at the option of Landlord, immediately prior to the applicable Renewal Term Commencement Date, no Event of Default under this Lease shall have occurred and be continuing hereunder. A Renewal Exercise Notice shall be irrevocable once delivered. Time is of the essence with respect to the giving of the Renewal Exercise Notice. Each Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (a) the Base Monthly Rent shall be determined as provided below and (b) if Tenant does not timely exercise the first renewal right, Tenant shall have no further right to renew or extend the Lease Term and if Tenant does timely exercise the first renewal right, after the expiration or sooner termination of the second Renewal Term, Tenant shall have no further right to renew or extend the Lease Term. Upon the commencement of a Renewal Term, (1) the Renewal Term shall be added to and become part of the Lease Term, (2) any reference to “this Lease”, to the “Lease Term”, the “term of this Lease” or any similar expression shall be deemed to include the applicable Renewal Term, and (3) the expiration of such Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the any interest of Tenant under this Lease at any time during the Lease Term shall automatically terminate the renewal rights set forth herein. The renewal rights contained herein shall be personal to Cortina Systems, Inc. (and not available to any assignee, or any sublessee or other transferee) and may be exercised only provided and on condition that Cortina Systems, Inc. has not assigned its interest in this Lease or sublet more than 33% of Leased Premises as of the date Tenant purports to give the Renewal Exercise Notice and, at the option of Landlord, upon commencement of the applicable Renewal Term.

15.2 Renewal Term Rent. The Base Monthly Rent payable during any Renewal Term shall be equal to the Fair Market Value (as hereinafter defined) of the Leased Premises, as of the last day of the calendar month immediately preceding the Renewal Term (the “Calculation Date”). “Fair Market Value” shall mean the fair market monthly rent, taking into account all escalations, at which, as of applicable the Calculation Date, tenants are leasing non-sublease, non-renewal, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Leased Premises for a term of three (3) years, in an arm’s-length transaction, which comparable space is

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located in the same geographic market as the Property, and which comparable transactions (collectively, the “Comparable Transactions”) have been entered into within the six (6) month period immediately preceding the Calculation Date, taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Leased Premises, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a Tenant based upon the fact that the precise tenant improvements existing in the Leased Premises are specifically suitable to Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Leased Premises during the Renewal Term, as the case may be, or in connection with the Comparable Transactions or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces

15.3 Parties to Confer Regarding Fair Market Rental. If Tenant has determined that it may exercise its right to renew the Lease Term pursuant to this Article , Tenant may give Landlord notice in writing thereof (the “Notice to Confer”) at least sixty (60) days prior to the Extension Deadline. Following delivery of the Notice to Confer, Landlord and Tenant shall confer and in good faith endeavor to mutually agree upon the matters to be determined pursuant to Paragraph 15.2 above. If the parties are not able to agree on the Fair Market Value prior to the Extension Deadline and Tenant elects to deliver the Renewal Exercise Notice and timely delivers the same in accordance with the provisions of this Lease, then the Fair Market Value shall be determined as provided below.

(a) Rent Notice. Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value of the Leased Premises for the Renewal Term prior to the applicable Renewal Term Commencement Date. If Tenant timely disputes Landlord’s determination of Fair Market Value in accordance with Paragraph 15.3(e) below, then the dispute shall be resolved by arbitration as provided in Paragraph 15.3(e) below. If the Base Monthly Rent payable during the Renewal Term is not determined prior to the applicable Renewal Term Commencement Date, Tenant shall pay Base Monthly Rent in an amount equal to the Fair Market Value for the Premises as set forth in the Rent Notice (the “Interim Rent”). Upon final determination of the Base Monthly Rent for the Renewal Term, Tenant shall commence paying such Base Monthly Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments or, if the Base Monthly Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Base Monthly Rent in an amount equal to the difference between each installment of Interim Rent and the Base Monthly Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

(b) Arbitration. If Tenant wishes to dispute Landlord’s determination of Fair Market Value of the Premises for the Renewal Term pursuant to the foregoing provisions of this Article 15, then Tenant shall give notice to Landlord of such dispute within ten (10) business days after delivery of the Rent Notice, and such dispute thereafter shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:

(i) In its demand for arbitration, Tenant shall specify the name and address of the person who has agreed to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years’ full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in the geographic market of the Building. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Base Monthly Rent shall be as set forth in the Rent Notice. Within ten (10) business days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such ten (10) business day period, and such failure continues for three (3) business days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Premises.

(ii) If two arbitrators are chosen pursuant to subparagraph (i) above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) business days after expiration of such twenty (20) day period, the third arbitrator shall be selected by the presiding judge of the superior court in which the Property is located. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in subparagraph (iii) below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii) Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any conclusion of such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such

28.

hearings and investigations as he or she deem appropriate and shall, within twenty (20) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Lease Term for the Renewal Term and confirming the Base Monthly Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination or that the Lease Term is extended.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

ARTICLE 16

RIGHT OF FIRST OFFER

16.1 Grant. Subject to the terms of this Article 16, Landlord grants to Tenant during the Right of First Offer Term (as defined below) a right of first offer (“Right of First Offer”) to lease any space which is available for lease in the Adjacent Building (“Available Space”).

16.2 Term. The term of the Right of First Offer (“Right of First Offer Term”) shall commence on the Commencement Date of this Lease and shall terminate on second anniversary of the Commencement Date.

16.3 Covenants of Landlord. Subject to the conditions precedent established by Paragraph 16.5 below, if at any time during the Right of First Offer Term Landlord decides to or does offer any Available Space for lease to a bona fide third party, Landlord shall first provide Tenant with a written notice (“Offer Notice”) detailing (i) the rent at which said Available Space is being offered to the third party, (ii) the rentable square footage and location thereof, (iii) the date the Available Space will become available and (iv) all other terms upon which Landlord proposes to lease the Available Space to Tenant.

16.4 Exercise of Tenant’s Right of First Offer. Subject to the conditions precedent established by Paragraph 16.5 below, Tenant may exercise Tenant’s Right of First Offer to lease all (but not less than all) of the Available Space described in the Offer Notice by providing Landlord with written notice (“Acceptance Notice”) thereof within five (5) business days of Landlord’s delivery to Tenant of the Offer Notice. If Tenant does not exercise its Right of First Offer within said five (5) business day period, Landlord shall be relieved of Landlord’s obligation to lease the Available Space mentioned in the Offer Notice to Tenant (or any portion thereof) and the provisions of this Article 16 shall not apply to Landlord, except if Landlord, offers the Available Space for the same time period specified in the Offer Notice at a net effective rent which is less than ninety percent (90%) of the net effective rent specified in the Offer Notice, Landlord shall first re-offer such space to Tenant with those new terms and Tenant shall have the right to exercise such new Offer Notice within the time period set forth in this Article 16. If the terms described in any Offer Notice include expansion rights in respect of any portion of the Adjacent Building and Tenant does not issue an Acceptance Notice with respect to such Offer Notice, then Tenant’s Right of First Offer with respect to such expansion space shall terminate with respect to such expansion space. If Landlord does not lease the Available Space within six (6) months after the expiration of such ten (10) business day period and is not then actively negotiating with a prospective tenant for the Available Space, any further transaction shall be deemed a new determination by Landlord to lease the Available Space and the provisions of this Article shall again be applicable. Tenant’s Right of First Offer shall be continuous during the Right of First Offer Term. Tenant’s rejection of any particular offer shall not relieve Landlord of its obligation to again offer any Available Space to Tenant at any time that the Available Space subsequently becomes available during the Right of First Offer Term.

16.5 Conditions to Right of First Offer. Notwithstanding anything to the contrary in this Article 16, Landlord shall have no obligation to provide Tenant with an Offer Notice, and Tenant shall have no right to exercise Tenant’s Right of First Offer, if: (i) an Event of Default is continuing either: (a) at the time Landlord seeks to lease the Available Space in question, or at the time Tenant seeks to give Landlord an Acceptance Notice, or (b) at Landlord’s option, upon the date Tenant seeks to take possession of the Available Space referenced in the Offer Notice, or (ii) Tenant has received more than two (2) notices of defaults from Landlord during the Lease Term. The Right of First Offer contained herein shall be personal to Cortina Systems, Inc. (and not available to any assignee, or any sublessee or other transferee) and may be exercised only provided and on condition that Cortina Systems, Inc. has not assigned its interest in this Lease or sublet more than 33% of Leased Premises as of the date Tenant purports to give an Acceptance Notice and, at the option of Landlord, upon the date Tenant seeks to take possession of the Available Space referenced in the Offer Notice.

16.6 Terms for Right of First Offer. In the event that Tenant exercises Tenant’s Right of First Offer, Tenant’s occupancy of the Available Space taken shall be on all of the same terms and conditions described in the Offer Notice and otherwise upon the terms and conditions of this Lease.

16.7 Amendment to Lease. If Tenant timely accepts an Offer Notice in accordance with this Article 16, Landlord and Tenant hereby agree to execute an amendment to this Lease prior to Tenant’s occupancy of the Available Space. If Tenant does not execute such a Lease amendment within fifteen (15) business days of Landlord’s presentation of a Lease amendment properly embodying the terms of the Offer Notice (as may be amended upon the mutual agreement of the parties), then, at Landlord’s option, Tenant’s rights hereunder shall be

29.

void and terminated, but, otherwise, a valid exercise of Tenant’s Right of First Offer shall be fully effective, whether or not such amendment is executed.

30.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first set forth above with the intent to be legally bound thereby as of the Effective Date of this Lease.

LANDLORD:

WCP BORDEAUX CENTRE LLC, a Delaware limited liability company

By:	/s/ Henry J. Bieber
Name:	Henry J. Bieber
Title:	Vice President

TENANT:

CORTINA SYSTEMS INC., a Delaware corporation

By:	/s/ Amir Nayyerhabibi
Name:	Amir Nayyerhabibi
Title:	President, CEO

By:	/s/ Judy Hamel
Name:	Judy Hamel
Title:	Secretary

31.

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY AND SITE PLAN

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SUNNYVALE, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

All that certain real property described as Parcel A and Parcel B in that certain, “Certificate of Compliance (Lot Line Adjustment)” recorded on July 31, 2007 as Instrument No. 19532077, Santa Clara County Records, more particularly described as follows:

Parcel A:

Being a portion of Parcel 1 as shown on that certain Parcel Map filed for record on September 25, 1998 in Book 708, pages 25 and 26, Santa Clara County Records and being more particularly described as follows:

Beginning at the northwesterly corner of said Parcel 1 and also being on the easterly line of Mathilda Avenue as shown on said Parcel Map;

Thence along the westerly line of said Parcel 1, South 14°52’14” West 312.00 feet;

Thence along a curve to the left, having a radius of 50.00 feet, through a central angle of 90o00’00” an arc distance of 78.54 feet to a point on the southerly line of said Parcel 1;

Thence along said southerly line, South 75°07’46” East, 257.66 feet;

Thence leaving said line, North 14°52’14” East, 362.00 feet along a line parallel with and distant 73.22 feet westerly measured at right angles to the common line between Parcel 1 and Parcel 2 of said Parcel Map to a point on the northerly line of said Parcel;

Thence along said northerly line, North 75°07’46” West, 307.66 feet to the Point of Beginning.

Parcel B:

Being all of Parcel 2 and a portion of Parcel 1 as shown on that certain Parcel Map filed for record on September 25, 1998 in Book 708, pages 25 and 26, Santa Clara County Records and being more particularly described as follows:

Beginning at the northwesterly corner of said Parcel 1 said corner also being on the easterly line of Mathilda Avenue as shown on said Parcel Map;

Thence along the westerly line of said Parcel 1, South 14°52’14” West 312.00 feet;

Thence along a curve to the left, having a radius of 50.00 feet, through a central angle of 90°00’00” an arc distance of 78.54 feet to a point on the southerly line of said Parcel 1;

Thence along said southerly line, South 75°07’46” East, 257.66 feet to the True Point of Beginning of Parcel B;

Thence continuing along the southerly line of said Parcel 1 and Parcel 2, South 75°07’46” East, 346.00 feet to the southeasterly corner of said Parcel 2;

Thence along the easterly line of said Parcel 2, North 14°52’14” East, 362.00 feet to the northeasterly corner of said Parcel 2;

Thence along the northerly line of said Parcel 2 and Parcel 1, North 75°07’46” West, 346.00 feet;

Thence leaving said northerly line, South 14°52’14” West 362.00 feet along a line parallel with and distant 73.22 feet westerly measured at right angles to the common line between Parcel 1 and Parcel 2 to the True Point of Beginning.

APN: 110-26-050, 051

A-1.

EXHIBIT B

WORK LETTER

This Work Letter sets forth the terms and conditions relating to the initial improvement of the Leased Premises for Tenant. This Work Letter addresses the issues of construction of the initial improvement of the Leased Premises for Tenant. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the portions of the Lease to which this Work Letter is attached.

SECTION 1

BASE BUILDING

1.1 Base Building Work. Landlord and Tenant acknowledge and agree that Landlord, at Landlord’s cost and expense, has constructed, through Landlord’s contractor, the Building shell and core (collectively, the “Base Building Work”). The Base Building Work includes, but is not limited to, the following elements of the Building: (a) concrete floors (without floor coverings); (b) unfinished perimeter walls (including windows, window frames and doors): (c) unfinished ceilings; (d) finish of the restrooms on Tenant’s floor; (e) closets for telephone and electrical systems (but not the systems themselves); (f) Building mechanical, electrical and plumbing systems within the Building core only; (g) interior core walls; (h) standard temporary fire sprinkler protection on each floor; (i) any code-required items relating to the other elements of the Base Building Work, such as exit signs, speakers, fire doors, and any other life safety support system for each floor; and (j) dry wall and tape of interior columns. Tenant shall accept such Base Building Work in its “as-is” condition on the date hereof; provided, however, Landlord represents that the Base Building Work is in good condition, in compliance with all Laws, with the roof water tight and all systems in good operating condition.

SECTION 2

COST OF TENANT IMPROVEMENTS

2.1 Landlord’s Contribution. Tenant shall be entitled to a one-time tenant improvement allowance in the amount of $3,405,655.00 (“Landlord’s Contribution”) for the costs relating to the initial design and construction of the Tenant’s improvements, which are permanently affixed to the Leased Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter (i) in a total amount which exceeds the Landlord’s Contribution, or (ii) if Tenant fails to pay any portion of any Over-Allowance Amount (defined below) when required below. All Tenant Improvements for which the Landlord’s Contribution has been made available shall be deemed Landlord’s property under the terms of the Lease. Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended in the performance of the Tenant Improvements in accordance with this Work Letter, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Rent or any other obligation of Tenant under the Lease. Tenant hereby acknowledges and agrees that any unused portion of the Landlord’s Contribution remaining upon the completion of the Tenant Improvements shall be retained by Landlord and Tenant shall have no further right thereto. To the extent the total cost of the Tenant Improvements is less than the amount of Landlord’s Contribution, Tenant shall have the right to use up to two dollars ($2.00) per rentable square foot of Landlord’s Contribution for Tenant’s fixtures, equipment and furniture in the Leased Premises (the “Soft Cost Allowance”). After all costs of the Tenant Improvements have been paid in full, Landlord shall disburse for the Soft Cost Allowance directly to Tenant within thirty (30) days of Landlord’s receipt from Tenant of original or certified copies of all invoices for such expenses, together with reasonable supporting documentation.

2.2 Disbursement of the Landlord’s Contribution. Except as otherwise set forth in this Work Letter, the Landlord’s Contribution shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process described below) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Landlord’s Contribution Items”):

2.2.1 Payment of the fees of the Architect and the Engineers (defined below) in connection with the preparation and review of the Construction Drawings (defined below);

2.2.2 Payment of construction management fees to Landlord and CB Richard Ellis, Inc. in its capacity as construction manager with respect to the Tenant Improvements, in the amount of 2.5% of the actual cost of the Tenant Improvements;

2.2.3 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.4 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.5 The cost of any changes in the Base Building Work when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.6 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”); and

2.2.7 Sales and use taxes.

2.2.8 All other costs to be expended by Landlord in connection with construction of the Tenant Improvements.

B-1.

Notwithstanding anything to the contrary herein, Landlord’s Contribution shall not be applied to, and Landlord shall be solely responsible for: (a) costs attributable to improvements installed outside the demising walls of the Leased Premises; (b) costs for improvements which are not shown on or described in the Approved Working Drawings unless otherwise approved by Tenant; (c) costs incurred due to the presence of Hazardous Materials in the Leased Premises or the surrounding area; (d) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (e) interest and other costs of financing construction costs; (f) costs incurred as a consequence of delay (unless the delay is caused by Tenant), construction defects, defects in the Base Building Work or default by a contractor; (g) costs recovered by Landlord upon account of warranties and insurance, and Landlord agrees to use reasonable efforts to recover amounts due under any applicable warranties and insurance; (h) restoration costs as a consequence of casualties; (i) penalties and late charges attributable to Landlord’s failure to pay construction costs; (j) costs to bring the Base Building Work or outside areas into compliance with applicable Laws; (k) wages, labor and overhead for overtime and premium time, unless the same are requested or approved by Tenant or incurred as a consequence of a Tenant Delay; and (l) construction costs in excess of the Cost Proposal, except for increases set forth in approved change orders in the amount set forth therein.

2.3 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Tenant Improvements, which shall be generally consistent with standards for similar commercial properties in the geographic area of the Property. The quality of the Tenant Improvements shall be equal to or of greater quality than the quality of such Building standards.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Construction Drawings. Landlord shall retain an architect/space planner designated by Tenant and reasonably acceptable to Landlord (the “Architect”) to prepare the Construction Drawings and shall retain engineering consultants reasonably acceptable to Landlord and Tenant (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Leased Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s and Tenant’s approval, which approval shall not be unreasonably conditioned or denied.

3.2 Final Space Plan. A space plan for the Tenant Improvements shall be prepared in accordance with the steps and deadlines set forth on Schedule 1 to this Work Letter. The final space plan as approved in accordance with such Schedule (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Subject to development of more detailed plans therefor, Landlord hereby approves of the Tenant Improvements described on Schedule 2. Unless otherwise agreed in writing by Landlord and Tenant, the Final Space Plan and all subsequent plans shall be consistent therewith.

3.3 Final Working Drawings. After the Final Space Plan has been approved, working drawings for the Tenant Improvements shall be prepared by the Architect and the Engineers and approved in accordance with Schedule 1 to this Work Letter. Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Leased Premises, to enable the Engineers and the Architect to complete the Final Working Drawings (defined below) in the manner as set forth below. The Architect and the Engineers shall complete the architectural and engineering drawings for the Leased Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), which shall be approved as provided in Schedule 1. If the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building Work, and if Landlord in its sole and exclusive discretion agrees to any such alterations (excluding any such alterations that may be required due solely to any defect in the Base Building Work, which shall be subject to Landlord’s reasonable discretion), and notifies Tenant of the need and cost for such alterations and such alterations are not required due to any defect in the Base Building Work, then Tenant shall pay the cost of such required changes, subject to Landlord’s Contribution.

3.4 Approved Working Drawings. The Final Working Drawings as approved in accordance with Schedule 1 to this Work Letter are referred to herein as the “Approved Working Drawings.” No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord and Tenant, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, the parties hereby agree that it shall be reasonable under this Work Letter for Landlord to withhold consent to any proposed changes, modifications or alterations in the Approved Working Drawings if the same would directly or indirectly delay the “Substantial Completion” of the Leased Premises as that term is defined in Section 5.1 of this Work Letter unless Tenant agrees that it will constitute a Tenant Delay as described in Section 5.2 of this Work Letter. Upon any request for a change, Landlord shall cause Contractor to prepare for Tenant’s approval a change order setting forth the estimated amount of any delay in Substantial Completion of the Tenant Improvements and the estimated amount of any increased cost in the cost of the Tenant Improvements as a result thereof. As soon as approved by Landlord and Tenant, Landlord shall submit the Approved Working Drawings to all appropriate governmental agencies (if required by applicable Law) and thereafter Landlord shall use its reasonable efforts to obtain required governmental approvals as soon as practicable.

3.5 Time Deadlines. Tenant shall use reasonable, good faith, efforts and reasonable due diligence to cooperate with the Architect, the Engineers, and Landlord to complete, in accordance with Schedule 1 to this Work Letter, all phases of the Construction Drawings and the permitting process and to receive the permits, and with

B-2.

Landlord and Contractor for approval of the Cost Proposal (defined below) as soon as practicable after the execution of the Lease, and, in that regard, shall meet with Landlord on a reasonable scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Landlord and Tenant each agrees to comply with the Time Deadlines applicable to it.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Cost Proposal. Tenant shall select one general contractor reasonably approved by Landlord (who shall be the “Contractor”). Following selection of the Contractor, Landlord shall cause Contractor to obtain competitive sealed bids from three subcontractors for each trade, in accordance with Schedule 1 to this Work Letter, including, if Tenant requests, a subcontractor selected by Tenant and reasonably acceptable to Landlord for each trade. The subcontractors selected shall be subject to approval by Tenant. Landlord shall cause Contractor to provide a cost proposal (the “Cost Proposal”) on the basis of the bids selected and a brief summary of the basis of selection for each winning bid, which cost proposal shall include, as nearly as possible, the cost of all Landlord’s Contribution Items to be incurred, including allowances for items that cannot be specifically quoted at the time such proposal is prepared. Landlord and Tenant shall approve or reasonably disapprove the Cost Proposal in accordance with Schedule 1. If Tenant reasonably disapproves the Cost Proposal, Landlord shall cause Contractor to resubmit a new Cost Proposal within 3 business days after receipt of notice of disapproval. Upon Tenant’s approval of the Cost Proposal, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant approves and delivers the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Acceptance Date”. If the Cost Proposal exceeds Landlord’s Contribution, Tenant may deliver to Landlord the specific written changes to the plans that are necessary, in Tenant’s opinion, to reduce costs. If Tenant desires changes, Landlord shall not unreasonably withhold its approval of such changes and the parties shall confer and negotiate in good faith to reach agreement on modifications to the plans, and the Cost Proposal as a consequence of such change.

4.2 Construction under the Supervision of Landlord.

4.2.1 Over-Allowance Amount. On the Cost Proposal Acceptance Date, Tenant shall deliver to Landlord a check or wire transfer in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal, and (ii) the amount of the Landlord’s Contribution. In the event that, after the Cost Proposal Acceptance Date, any revisions, changes, or substitutions shall be made to the Construction Drawings in accordance with this Work Letter and approved in writing by Tenant, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and if Landlord in its reasonable discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt to the extent they cause the cost of the Tenant Improvements to exceed the amount of Landlord’s Contribution.

4.2.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor to construct the Tenant Improvements pursuant to a “cost-plus”/ “build-design” owner-contractor agreement with a Guaranteed Maximum Price approved by Tenant in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor. Landlord shall cause the Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and all Laws in a good and workmanlike manner. Landlord shall deliver the Leased Premises to Tenant promptly upon Substantial Completion of the Tenant Improvements.

4.2.3 Contractor’s Warranties and Guaranties. From and after the date that is one year after Substantial Completion of the Tenant Improvements, Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements from and after such date, subject to Landlord’s express repair and maintenance obligations set forth in the Lease.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

COMMENCEMENT DATE

5.1 Substantial Completion. As used herein, “Substantial Completion” means that the Tenant Improvements have been completed, as reasonably determined by Architect, in accordance with the provisions of the Lease and the Approved Working Drawings, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Leased Premises.

5.2 Delay of the Substantial Completion of the Leased Premises. Except as provided in this Section 5.2, the Commencement Date shall occur as set forth in the Lease. If there are delays in the Substantial Completion of the Tenant Improvements or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in the Lease, as a result of:

5.2.1 Tenant’s failure to comply with the Time Deadlines;

5.2.2 Time elapsed in excess of three (3) days for Tenant’s approval or disapproval of any matter hereunder other than the approvals set forth in the Time Deadlines;

B-3.

5.2.3 A breach by Tenant of the terms of this Work Letter or the Lease;

5.2.4 Changes in any of the Construction Drawings after reasonable disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5 Tenant’s request for changes in the Approved Working Drawings;

5.2.6 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvements, as set forth in the Lease, or which are different from, or not included in Landlord’s Building standards; provided, if Landlord knows that such requirements will result in delay, that Landlord informs Tenant of such delay at the time it selects such items and the amount of such delay resulting therefrom;

5.2.7 Changes to Final Working Drawings that involve changes to the Base Building Work;

5.2.8 Tenant’s use of specialized or unusual improvements and/or delays in obtaining permits due thereto;

5.2.9 Any delay caused by Architect or any Subcontractor specifically designated by Tenant over Landlord’s objection;

5.2.10 Any failure by Tenant to timely pay to Landlord any portion of the Over-Allowance Amount; or

5.2.11 Any other acts or omissions of Tenant, or its agents, or employees; provided that within 2 business days after Landlord’s knowledge of such acts of omissions, Landlord gives Tenant written notice that such acts or omissions constitute Tenant Delay hereunder; As used herein, “Landlord’s Knowledge” means the actual knowledge of Richard Czerwinski, without duty of inquiry;

(individually and collectively, “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Freight Elevator Service. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Leased Premises.

6.2 Tenant’s Representative. Tenant has designated Amir Nayyerhabibi as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.3 Landlord’s Representative. Landlord has designated Richard Czerwinski as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

B-4.

SCHEDULE 1 TO EXHIBIT C

TIME DEADLINES

Deadline	Actions to be Performed

Within 7 days after lease execution.	Tenant to provide comments on space plan attached hereto as Schedule 2 and confirm Tenant’s designation of the Architect, subject to Section 3.1 of this Work Letter.

Within 2 business days after Landlord’s receipt of Tenant’s comments on space plan.	Final Space Plan to be provided to Tenant for review.

Within 3 business days after Tenant’s receipt of Final Space Plan.	Tenant to approve or reasonably disapprove Final Space Plan.

Within 5 business days after approval of Final Space Plan	Tenant to select General Contractor with Landlord’s consent

Within 21 days after approval of Final Space Plan.	Working Drawings to be provided to Tenant for review.

Within 3 business days after Tenant’s receipt of Working Drawings.	Tenant to provide comments on Working Drawings.

Within 5 business days after Landlord’s receipt of Tenant’s comments on Working Drawings.	Revised Working Drawings to be provided to Tenant for review.

Within 3 business days after Tenant’s receipt of revised Working Drawings.	Tenant to approve or reasonably disapprove revised Working Drawings.

Within 14 days after approval of Working Drawings.	Return date for bids by 3 subcontractors for each trade (except as set forth in the Work Letter).

Within 3 business days after opening bids.	General Contractor to provide Cost Proposal.

Within 5 business days after receipt of Cost Proposal.	Landlord and Tenant to approve Cost Proposal.

Schedule 1

SCHEDULE 2 TO EXHIBIT C

TENANT’S PRELIMINARY PLANS

Attached.

Schedule 2

CORTINA
1376 Bordeaux Drive
Sunnyvale, CA

CONFERENCE ROOM
LCD
WOOD SLIDING DOORS
GALLEY
STONE COUNTERTOP
CONFERENCE ROOM
COLORED GLASS INSETS IN WALL
MAIN LOBBY
ELEV. LOBBY
MAIL ROOM
MEN
WOMEN
ELEV. EQUIP.
SUBLEASE SUITE
COLLABORATIVE AREA
CONFERENCE
FIRE RISER
ELEC. ROOM
LOADING DOCK
SHIPPING AND RECEIVING
HALL
STAIR #2
SERVER ROOM
IT WORK AREA
OPEN CEILING
OFFICE SUITE
OFFICE
CONFERENCE
GAME ROOM
BOOTH SEATING
PAYROLL STORAGE
LAB EQUIP. ROOM
SMALL MEETING
KITCHEN AREA
BAR TOP
DROPPED CEILING OVER KITCHEN AREA
ALL HANDS MEETING / DINING AREA
DROPPED CEILING OVER EATING AREA
DROPPED CEILING OVER PRESENTATION AREA
NEW DOOR TO PATIO
SCREEN WALL

FIRST FLOOR PLAN

NOT TO SCALE

DATE: 11.12.09

FLR1-SP4

PROJECT NO: 092070

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
California
San Jose, California 95113

CORTINA
1376 Bordeaux Drive
Sunnyvale, CA

ALL OTHER DOORS AND FRAMES:
DOORS TO BE WOOD VENEER STAINED A MEDIUM CHERRY COLOR.
EACH DIRECTOR OFFICE DOOR TO HAVE 24" WIDE CLEAR GLASS SIDELITE.
ALL DOOR AND SIDELITE FRAMES TO BE CLEAR ANODIZED.
PROVIDE 8" WIDE CLEAR ANODIZED ALUMINUM BASE AROUND COLUMN WITH UPLIGHTS
WALL WITH COLORED GLASS INSERTS
CLEAR GLASS STOREFRONT FROM 30" A.F.F. TO CEILING. PROVIDE PAINTED PARTITION BELOW GLAZING.
DROPPED CEILING CLOUD OVER COLLAB SPACE
COLLAB-ORATION SPACE
PHONE BOOTH
COFFEE
COPY
OPEN CEILING
CONFERENCE
DIRECTOR OFFICE
VOICE QUALITY TEST
RACKS
LAB
12 BENCHES
OPEN TO BELOW
OPEN CONFERENCE ROOM
ELEV LOBBY
MEN
WOMEN
JAN
MOTHERS ROOM
STORAGE
CARPET
UP
RIVER ROCK FLOORING ON MESH SUBSTRATE. PROVIDE WALLCOVERING ON WALL ABOVE RIVER ROCK.
NEW FEATURE STAIR WITH STAINLESS STEEL RAILING HORIZONTAL RAILS
FLOOR SUMMARY
14 DIRECTOR OFFICES
59 CUBES
PROVIDE 3-FORM RESIN PANELS IN 3-FORM "VERSA" FRAME SYSTEM. PANELS TO BE "KNOLL" MAGO "ALLURE ORCHID" MODEL 57

SECOND FLOOR PLAN

NOT TO SCALE

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
2960 East Northern Avenue, Building C
Phoenix, Arizona 85028
P 602.953.2355 F 602.953.2988
California
99 Almaden Boulevard, Suite 840
San Jose, California 95113
P 408.496.0676 F 408.496.1121

DATE: 11.11.09

FLR2-SP4

PROJECT NO: 092370

CORTINA
1376 Bordeaux Drive
Sunnyvale, CA

PROVIDE SLIDING GLASS DOOR SYSTEM AS SHOWN (KAWNEER SLIDING WALL FRONT TYPE). DOORS TO STACK ON BOTH SIDES OF BOARD ROOM WHEN OPENED FULLY.
DOORS TO BE FRAMED IN BLACK WITH FROSTED GLASS AND (4) HORIZONTAL MULLIONS (THINK SHOJI SCREENS).
EXECUTIVE OFFICE DOORS AND FRAMES: DOORS TO BE WOOD VENEER STAINED BLACK/BROWN TO MATCH BAMBOO FLOORING. EVERY DOOR TO HAVE A TRANSLUCENT RED GLASS PANEL SET INTO IT – PANEL TO BE APPROX. 12" WIDE X 48" TALL.
EACH DOOR TO HAVE 24" WIDE CLEAR GLASS SIDELITE AND CLEAR ANODIZED DOOR AND SIDELITE FRAME.
WALL WITH COLORED GLASS INSERTS
ALL OTHER DOORS AND FRAMES: DOORS TO BE WOOD VENEER STAINED A MEDIUM CHERRY COLOR.
EACH DIRECTOR OFFICE DOOR TO HAVE 24" WIDE CLEAR GLASS SIDELITE.
ALL DOOR AND SIDELITE FRAMES TO BE CLEAR ANODIZED.
COMMERCIAL QUALITY BAMBOO FLOORING, DURO-DESIGN INC. EBONY #03
CREDENZAS ON EITHER SIDE OF BOARDROOM TO BE BUILT-IN AS SHOWN – TOP AND FACE TO BE GRANITE; FRONT EDGE TO BE 1" THICK. NO MILLWORK UNDER COUNTERTOP BUT PROVIDE LIGHTS UNDERNEATH THAT SHINE DOWN TOWARDS FLOOR.
INSET OF SLATE FLOORING OR CARPET OR ROUND CARPET RUG OVER WOOD FLOORING
BUILT-IN LOW TATAMI BENCH ALONG WINDOW – BENCH TO BE MEDIUM STAINED WOOD WITH SEAT CUSHION AND LOOSE PILLOWS
TATAMI TABLE AND CHAIRS BY FURNITURE SUPPLIER
EXECUTIVE OFFICE
DIRECTOR OFFICE
CONFERENCE
BOARD ROOM
COFFEE
COPY
DN
OPEN CEILING
STAIR #2
SPECIAL CLIENT ROOM
EXECUTIVE RECEPTION
ELEV. LOBBY
JAN
MEN
WOMEN
MOTHER'S ROOM
STORAGE / GALLEY
COLLEEN
AMPS
SLATE TILE FLOORING
RIVER ROCK WITH INTERLAM "WAVE" COP 03 WALL FINISH ABOVE
COLLAB-ORATION SPACE
ZEN GARDEN ROOM DIVIDER – BASE TO BE 9" HIGH WRAPPED WITH SLATE FILLED WITH WHITE SAND AND BLACK RIVER ROCK. DIVIDER TO BE GLASS; 3-FORM "SEAMLESS" CLEAR FLOAT WITH POLISHED EDGES, 3/4" THICK.
PROVIDE SLIDING GLASS DOOR SYSTEM AS SHOWN (KAWNEER SLIDING WALL FRONT TYPE). DOORS TO STACK ON TOP OF SPECIAL CLIENT ROOM AND AT SIDE OF AMPS OFFICE. DOOR SYSTEM TO ALSO BE USED TO SEPARATE AMPS OFFICE AND SPECIAL CLIENT ROOM.
DOORS TO BE FRAMED IN BLACK WITH FROSTED GLASS AND (4) HORIZONTAL MULLIONS (THINK SHOJI SCREENS).
RIVER ROCK FLOORING (ON MESH SUBSTRATE) – PROVIDE WALLCOVERING ON WALL ABOVE RIVER ROCK
NEW FEATURE STAIR WITH STAINLESS STEEL RAILING HORIZONTAL RAILS
FLOOR SUMMARY
10 EXECUTIVE OFFICES
15 DIRECTOR OFFICES
38 CUBES
PROVIDE 3-FORM RESIN PANELS IN 3-FORM "VERSA" FRAME SYSTEM. PANELS TO BE 3-FORM "VARIA" THICKET RAVEN WITH PERIMONAD – BLACK BRANCHES IN RED BACKGROUND

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
2960 East Northern Avenue, Building C
Phoenix, Arizona 85028
P 602.953.2355 F 602.953.2988
California
99 Almaden Boulevard, Suite 840
San Jose, California 95113
P 408.496.0676 F 408.496.1121

THIRD FLOOR PLAN

NOT TO SCALE

DATE: 11.11.09

FLR3-SP4

PROJECT NO: 092370

EXHIBIT C

FORM OF COMMENCEMENT CERTIFICATE

                    , 200

RE: Office Lease (“Lease”) dated                     , 200     between,                     as “Tenant”, and, as “Landlord”, for the premises located at

Commencement Certificate

Dear                             :

We have deemed the Improvement Work in the Leased Premises “substantially complete” (subject to punchlist items that have been noted by Tenant in writing) as of ______________. In accordance with the above Lease, this letter is to confirm the following:

Commencement Date is/occurred on _______________.

Expiration Date is ___________, 20___ unless earlier terminated.

[LANDLORD/PROPERTY MANAGER TO INCLUDE OTHER VARIABLE INFORMATION THAT MUST BE CONFIRMED AFTER THE COMMENCEMENT DATE]

If you concur with the aforementioned, please execute and return one original copy to my attention.

Thank you.	ACCEPTED AND AGREED:

Sincerely,

By:

Name:

Title:

Property Manager

C-1.

EXHIBIT D

FORM OF LETTER OF CREDIT

Contact Phones:

IRREVOCABLE LETTER OF CREDIT

_________________, 20__	Our irrevocable standby Letter of Credit:
Beneficiary:	No.

Applicant:

Attention:

Attention:

Amount: Exactly USD $
( Dollars)

Final Date of Expiration:
[INSERT DATE WHICH IS ONE HUNDRED TWENTY (120) DAYS AFTER LEASE EXPIRATION DATE]

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No. ___________ in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $                .

This Letter of Credit is available with us at our above office by presentation of your draft drawn on us at sight bearing the clause: “Drawn under ______________ [INSERT NAME OF BANK] Letter of Credit No. ______________” and accompanied by the original of this Letter of Credit. Such sight draft may be signed by Beneficiary or Beneficiary’s managing agent.

Special conditions:

Partial draws, as well as multiple presentations and drawings, under this Letter of Credit are permitted. Notwithstanding anything to the contrary contained herein, this Letter of Credit shall expire permanently without renewal on _______________ [INSERT DATE WHICH IS ONE HUNDRED TWENTY (120) DAYS AFTER LEASE EXPIRATION DATE].

This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the present or each future expiration date but in any event not beyond _____________[INSERT DATE WHICH IS ONE HUNDRED TWENTY (120) DAYS AFTER LEASE EXPIRATION DATE] which shall be the final expiration date of this Letter of Credit, unless, at least sixty (60) days prior to the then current expiration date, we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us on or before the expiration date of this Letter of Credit, regardless of whether Applicant disputes such presentation.

This Letter of Credit is transferable one or more times and any such transfer shall be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Beneficiary of Beneficiary’s rights and interests in and to that certain lease agreement dated _________, by and between ____________, as landlord, and ____________, as tenant, for premises located at _________________, ________________, California. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this documentary credit is subject to Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber Of Commerce Publication No. 500.

By:
Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.

D-1.